                                                                    EXHIBIT 10.5





                            STOCK PURCHASE AGREEMENT

                                      AMONG

                             SOLUTIONS AMERICA, INC.

                            SENTINEL SOFTWARE, INC.,

                                       AND

                   THE SHAREHOLDER OF SENTINEL SOFTWARE, INC.

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
1.   Certain Definitions....................................................   1

2.   Purchase and Sale of Stock.............................................   7
     2.1.    Tax-Free Reorganization........................................   7
     2.2.    Sale of Stock..................................................   7
     2.3.    Purchase Price and Payment for Stock...........................   7
     2.4.    Employment Agreement...........................................  10

3.   Representations and Warranties.........................................  10
     3.1.    Organization...................................................  10
     3.2.    Articles of Incorporation; Bylaws; Minutes.....................  10
     3.3.    Capitalization.................................................  11
     3.4.    Ownership of Shares............................................  11
     3.5.    Due Execution and Authority....................................  11
     3.6.    Subsidiaries and Affiliates....................................  12
     3.7.    No Violation...................................................  12
     3.8.    Financial Statements...........................................  13
     3.9.    Absence of Certain Changes or Events...........................  13
     3.10.   Absence of Undisclosed Liabilities.............................  14
     3.11.   Broker's Fees..................................................  15
     3.12.   Assets   ......................................................  15
     3.13.   Intangible Personal Property...................................  16
     3.14.   Real Property..................................................  17
     3.15.   Contracts......................................................  17
     3.16.   Litigation.....................................................  18
     3.17.   Tax Matters....................................................  18
     3.18.   Compliance With Laws...........................................  19
     3.19.   Government Licenses and Permits................................  20
     3.20.   Environmental Matters..........................................  20
     3.21.   Insurance......................................................  21
     3.22.   Condition of Assets............................................  22
     3.23.   Labor and Employment Agreements................................  22
     3.24.   Employee Benefit Plans; ERISA..................................  23
     3.25.   Business Locations.............................................  23
     3.26.   Accounts Receivable............................................  23
     3.27.   No Restrictions................................................  24
     3.28.   Computer Systems...............................................  24
     3.29.   Bank Accounts..................................................  24

                                TABLE OF CONTENTS
                                   (Continued)

                                                                            Page
                                                                            ----
     3.30.   Investment ....................................................  24
     3.31.   No Omissions or Untrue Statements .............................  26
     3.32.   Limitation on Representations and Warranties ..................  26

4.   Representations and Warranties of Purchaser ...........................  26
     4.1.    Organization ..................................................  27
     4.2.    Stock of Buyer ................................................  27
     4.3.    Due Execution and Authority ...................................  27
     4.4.    No Violation ..................................................  27
     4.5.    Financial Statements ..........................................  27
     4.6.    Absence of Undisclosed Liabilities ............................  28
     4.7.    Tax Matters ...................................................  28
     4.8.    Compliance With Laws ..........................................  29
     4.9.    Computer Systems ..............................................  29

5.   Covenants and Agreements ..............................................  30
     5.1.    Conduct of Business ...........................................  30
     5.2.    Subsequent Events .............................................  31
     5.3.    Access by Purchaser ...........................................  31

6.   Covenants Re: Confidential Information; Covenants Not to Compete ......  32
     6.1.    Covenants .....................................................  32
     6.2.    Remedies ......................................................  34
     6.3.    Severability ..................................................  34

7.   Additional Agreements .................................................  35
     7.1.    Shareholder Guarantees ........................................  35
     7.2.    Cooperation; Reasonable Commercial Efforts ....................  35
     7.3.    Shareholder Release of Company ................................  35

8.   Closing ...............................................................  36
     8.1.    Closing Date ..................................................  36
     8.2.    Shareholder' Closing Deliveries ...............................  36
     8.3.    Purchaser's Closing Deliveries ................................  37

9.   Conditions to Obligations of Shareholder ..............................  38
     9.1.    Compliance by Purchaser .......................................  38
     9.2.    Accuracy of Purchaser's Representations .......................  38
     9.3.    Documents .....................................................  38

                                TABLE OF CONTENTS
                                   (Continued)

                                                                            Page
                                                                            ----
     9.4.    Litigation ....................................................  38
     9.5.    Employment Agreement ..........................................  38

10.  Conditions to Obligations of Purchaser ................................  39
     10.1.   Compliance by Shareholder .....................................  39
     10.2.   Accuracy of Representations of Shareholder and Shareholder ....  39
     10.3.   Material Adverse Change .......................................  39
     10.4.   Litigation ....................................................  39
     10.5.   Employment Agreement ..........................................  39
     10.6.   Required Consents .............................................  39

11.  Termination ...........................................................  40
     11.1.   Termination Prior to Closing; General .........................  40
     11.2.   Consequences of Termination ...................................  40

12.  Survival of Representations; Indemnification; Escrow ..................  41
     12.1.   Survival ......................................................  41
     12.2.   Indemnification by Shareholder ................................  41
     12.3.   Time for Claims ...............................................  41
     12.4.   Claims for Indemnification ....................................  42
     12.5.   Threshold .....................................................  42
     12.6.   Claims Procedure ..............................................  42
     12.7.   Limitation on Indemnity .......................................  43

13.  Miscellaneous .........................................................  43
     13.1.   Expenses ......................................................  43
     13.2.   Publicity .....................................................  44
     13.3.   Succession and Assignments; Third Party Beneficiaries .........  44
     13.4.   Notices .......................................................  44
     13.5.   Construction ..................................................  45
     13.6.   Consent to Jurisdiction; Service of Process ...................  45
     13.7.   Counterparts ..................................................  46
     13.8.   No Implied Waiver; Remedies ...................................  46
     13.9.   Entire Agreement ..............................................  46
     13.10.  Amendments; Actual Waivers ....................................  47
     13.11.  Headings ......................................................  47
     13.12.  Severability ..................................................  47
     13.13.  Continuing Indemnity ..........................................  47

                            STOCK PURCHASE AGREEMENT


        This Stock Purchase Agreement (the "Agreement") is entered into on December 30, 1999, by and among Solutions America, Inc., a Delaware corporation ("Purchaser"), Sentinel Software, Inc., a Virginia corporation (the "Company"), and Marc Overman who is the sole shareholder of the Company (the "Shareholder"), with reference to the following facts:

        A. The Shareholder owns all of the issued and outstanding shares of capital stock of the Company (the "Stock").

        B. The Company is engaged in the business of developing real time computer software systems and applications for internet and e-commerce businesses, including data base and transaction processing applications (collectively, the "Business").

        C. Purchaser desires to purchase from the Shareholder and the Shareholder desires to sell to Purchaser the Stock.

        In consideration of the foregoing and the mutual agreements, covenants and other provisions herein contained, the parties hereto agree as follows:


1.      Certain Definitions

        As used in this Agreement, the following terms shall have the meaning set forth below. All terms used in this Agreement that are not defined in this
Article 1 shall have the meanings set forth elsewhere in this Agreement.

        1.1.   "Act" is defined in Section 3.3.

        1.2. "Affiliate" shall mean, with respect to any specified Person, (a) any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person;
(b) any other Person who is a director, officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities of the specified Person or a Person described in clause (a) of this Section; and (c) each Subsidiary of such Persons.

        1.3.   "Affiliated Group" shall mean affiliated group as defined in
Section 1504(a) of the Code.

        1.4. "Capitalized Lease" shall mean a lease of real or personal property which, in accordance with generally accepted accounting principles, has been or should have been capitalized by the lessee.

        1.5. "Closing" shall mean the closing of the transactions contemplated by this Agreement on the Closing Date in accordance with Articles 2 and 8 hereof and subject to all of the other terms and conditions hereof.

        1.6.   "Closing Date" shall mean the date of Closing.

        1.7.   "Code" shall mean the Internal Revenue Code of 1986, as amended.

        1.8.   "Company" is defined in the Preamble.

        1.9.   "Confidential Information" is defined in Section 6.1.

        1.10. "Contract" shall mean any lease, commitment, understanding, sales order, purchase order, agreement, indenture, note, bond, right or warrant, whether written or oral, which is intended or purports to be binding and enforceable or which is offered to any Person and acted upon or relied upon by such Person.

        1.11. "Damages" shall mean all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, net of insurance proceeds actually received, including without limitation (i) interest on cash disbursements in respect of any of the foregoing at the Bank of America Reference Rate, compounded quarterly, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof and (ii) reasonable costs, fees and expenses of attorneys, accountants, experts and other agents of such Person.

        1.12.  "Employment Agreement" is defined in Section 2.4.

        1.13. "Employee Benefit Plan" shall mean any employee benefit plan, as defined in Section 3(3) of ERISA, that is sponsored or contributed to by Company or its Subsidiaries covering employees or former employees of Company or its Subsidiaries.

        1.14. "Employee Pension Benefit Plan" means any employee pension benefit plan, as defined in Section 3(1) of ERISA, that is subject to Title IV of ERISA, other than a Multiemployer Plan.

        1.15. "Environmental Law" shall mean any federal, state, local and foreign laws, statutes, regulations having the force and effect of law, permits, court decrees, judgments, injunctions and written orders concerning (i) public health and safety relating to exposure of humans to toxic or hazardous substances, or (ii) pollution or protection of the environment or natural resources.

        1.16. "Environmental Permit" shall mean any permit, license, approval, consent or other authorization required by or pursuant to any applicable Environmental Law.

        1.17. "EPA" shall mean the United States Environmental Protection Agency, or any successor United States governmental agency.

        1.18. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

        1.19. "GAAP" shall mean United States Generally Accepted Accounting Principles as in effect at the time in question.

        1.20. "Governmental Authority" shall mean the government of the United States, any foreign country or any state, or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Pension Benefit Guaranty Corporation and other quasi-governmental entities established to perform such functions.

        1.21. "Governmental Licenses and Permits" shall mean the licenses, permits or other authorizations required by any law or Governmental Authority to be held by a Person in order to operate the business of the Company as it has been operated historically.

        1.22. "Indebtedness" of any Person shall mean at any date any of the following: (i) all obligations, unconditional or contingent for borrowed money including, without limitation, principal, interest, premium, penalties and costs (whether or not the recourse of the lender is to the whole of the assets of the obligor or only to a portion thereof, and including for this purpose all obligations incurred under Capitalized Leases), or obligations evidenced by bonds, notes, debentures or similar instruments (including, without limitation, obligations with respect to letters of credit or bankers' acceptances); (ii) all obligations to pay the balance deferred and unpaid of the purchase price of any business, real property, other assets or interest therein, except any such balance that constitutes a trade payable arising in the ordinary course of business; (iii) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for payment thereof, and (iv) all guarantees made by such Person.

        1.23.  "Indemnitee" is defined in Sections 12.2 and 12.3.

        1.24.  "Indemnitor" is defined in Sections 12.2 and 12.3.

        1.25.  "Intangible Personal Property" is defined in Section 3.13.

        1.26. "Knowledge" shall mean with respect to a Person's awareness of the presence or absence of a fact, event or condition, (a) actual knowledge plus, if different, (b) knowledge that would be obtained if such Person made such inquiries as a reasonably prudent person would make in the management of its, his or her own affairs.

        1.27. "Law" shall mean any law, common law, statute, regulation, ordinance, rule, order, decree, judgment or consent decree enacted, promulgated or imposed by any Governmental Authority.

        1.28. "Liabilities" shall mean all (a) obligations at any date which are or should be reflected and classified as liabilities on the balance sheet of the Company in accordance with GAAP; (b) all contingent liabilities (including, without limitation, guarantees, endorsements or obligations to pay, assume or purchase liabilities or any obligation to purchase, sell or otherwise furnish assets, properties or services primarily for the purpose of enabling such other Person to make payment of such liabilities or of assuring the owner of such liabilities against loss with respect thereto); (c) amounts (calculated on an actuarial basis) that could be payable pursuant to any contract, or other plan or arrangement by which the Company is bound with respect to or affecting its employees, officers, directors, representatives or agents; (d) penalties, charges and assessments payable by the Company to any other Person, including penalties, charges or assessments that are triggered by virtue of the occurrence of a transaction or event; and (e) liabilities secured by any Lien affecting any assets or properties owned by the Company (whether or not any such liability has been assumed by the Company, and whether it arises under a conditional sale or other title retention agreement given as a security device).

        1.29.  "License" is defined in Section 3.14.

        1.30. "Liens" shall mean all, with respect to any given property(ies), encumbrances, defects of title, deeds of trust, mortgages, security agreements, security interests, pledges, liens, claims, adverse interests, and/or rights of third parties of every kind and character arising or existing by operation of law, by judicial decree or judgment or arbitral decision, by contract or otherwise.

        1.31. "Material Adverse Change" or "Material Adverse Effect" shall mean, with respect to a party, a change or an effect which would have a material adverse effect on the assets, liabilities

(whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of such party in an amount which exceeds Fifty Thousand Dollars ($50,000).

        1.32.  "Material Contract" is defined in Section 3.15.

        1.33. "Permitted Liens" shall mean (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; (iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; and (iv) other Liens set forth on Schedule 1.32 hereto.

        1.34. "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization including, but not limited to, a Governmental Authority.

        1.35. "Personal Property" shall mean all machinery, equipment, vehicles, tools, furniture and other tangible personal property owned or leased by the Company.

        1.36. "Personal Property Leases" shall mean Personal Property lease agreements, as amended, to which the Company is a party (as lessor or lessee).

        1.37.  "Purchase Price" is defined in Section 2.2(a).

        1.38.  "Purchaser" is defined in the Preamble.

        1.39. "Real Property" shall mean real property, including tenant improvements and fixtures.

        1.40. "Reasonable Commercial Efforts" shall mean the reasonable efforts that a prudent Person desirous of achieving a result based on an economic analysis would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Reasonable Commercial Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Transactions.

        1.41. "Required Consent" shall mean all consents required to be obtained by the Company or the Shareholder to comply with or eliminate the exceptions to Section 3.7 of this Agreement.

        1.42. "Returns" shall mean all returns (including, without limitation, information returns) and other material information, reports and forms relating to Taxes.

        1.43. "Schedule" shall mean any schedule, and the term Schedule shall mean all schedules, attached hereto and incorporated herein.

        1.44.  "Shareholder" is defined in the Preamble.

        1.45.  "Shares" is defined in Section 2.2(a).

        1.46.  "Stock" is defined in Recital A.

        1.47.  "Stock Liens" is defined in Section 2.1.

        1.48. "Subsidiary," with respect to a specified Person, shall mean a corporation or other legal entity which such person beneficially owns, controls or has the ability to control, directly or indirectly, (a) in excess of fifty percent (50%) of the stock, the holders of which are ordinarily and generally, in the absence of contingencies, entitled to vote for the election of a majority of the directors or (b) in excess of fifty percent (50%) of the aggregate total ownership thereof.

        1.49.  "Tax Claims" are defined in Section 12.1.

        1.50. "Taxes" shall mean, with respect to any Person, (a) any net income, gross income, alternative or add-on minimum, business, gross receipts, sales, use, ad valorem, franchise, fuel, profits, license, withholding, payroll, employment, excise, severance, stamp, transfer, occupation, premium, property or windfall profit tax, custom duty or other tax, fee, assessment or charge of any kind or nature whatsoever, together with any interest and any penalty thereon or any other related addition to any such taxes, imposed by any Governmental Authority on such Person or with respect to the assets or operations of such Person, and (b) any liability of such Person for the payment of any amount of the type described in the immediately preceding clause (a) as a result of such Person's being a member of an Affiliated Group or combined group.

        1.51. "Transactions" shall mean, in respect of any party, all transactions set forth in or contemplated by this Agreement that involve, relate to or affect such party.

2.      Purchase and Sale of Stock

        2.1. Tax-Free Reorganization. Purchaser, Company and Shareholder adopt this Agreement as a plan of reorganization under Code Section 368(a)(1)(b).

        2.2. Sale of Stock. Subject to the terms and conditions herein, on the Closing Date, the Shareholder shall sell to Purchaser and Purchaser shall purchase from the Shareholder the Stock, free and clear of all Liens and conditional sales agreements, claims, restrictions, charges, options, purchase rights or voting trusts (collectively "Stock Liens").

        2.3.   Purchase Price and Payment for Stock.

               2.3.(a) Purchase Price. The Purchase Price (the "Purchase Price") for the Stock shall be Seventy-Nine Thousand Four Hundred Ninety-One (79,491) shares of Buyer's fully paid and non-assessable Common Stock, par value $.0001 (the "Shares").

               2.3.(b) Payment of Purchase Price. The Purchase Price shall be paid at the Closing, by the issuance and delivery to the Shareholder of a certificate evidencing the Shares.

               2.3.(c) Adjustment to Purchase Price. The Purchase Price for the Stock shall be increased or decreased based on the "Net Income" of the Company for the Calculation Period (as defined herein), in accordance with the following schedule:


           Net Income                           Increase/Decrease
           ----------                           -----------------
   None to less than $100,000         a maximum of 26,497 Shares decreasing
                                      at the rate of .26497 Shares per each
                                      dollar below $100,000

   $100,000 to less than $300,000     0 Share decrease or increase

   $300,000 or more                   a maximum of 26,497 Shares increasing
                                      at the rate of .26497 Shares per each
                                      dollar above $300,000 up to $400,000
                                      with no additional increase thereafter


The Purchaser shall not be required to issue fractional shares. Fractional shares resulting from the calculation of the adjustment to the Purchase Price shall be rounded to the nearest whole share. For purposes of this Agreement, the Calculation Period shall be a twelve (12) month period commencing with the first day of April, May or June, 2000 as designated by Purchaser in writing to Shareholder. For purposes of this Agreement, "Net Income" means Company's net income before taxes calculated in accordance with U.S. generally accepted accounting principles, on a standalone basis unconsolidated with Purchaser, as determined by the independent public accounting firm engaged by Purchaser. On conclusion of Purchaser's year-end audit, and the determination of Company's Net Income for the Calculation Period, Purchaser shall provide Shareholder with a notice of the required adjustment to the Purchase Price ("Notice') accompanied by a copy of the accountant's calculation of Net Income. At such time, either Purchaser shall issue, along with such Notice, such additional Shares to Shareholder in accordance with the above Schedule or Shareholder shall surrender Shares to Purchaser for cancellation without additional consideration. If Shareholder is required to surrender Shares for cancellation, such Shares shall be cancelled effective as of the date of the Notice, and Shareholder shall thereafter have no further rights as a Shareholder of Purchaser with respect to such canceled Shares. The Purchase Price may be further adjusted based on the fair market value of the Purchaser at the last day of the Calculation Period. If the Purchase Price has not decreased, such that Shareholder owns at least 79,491 Shares (unadjusted for any capitalization changes) and such Shares do not have a fair market value on a non-discounted basis (i.e., a pro rata portion of the Company's fair market value) ("Fair Market Value") of $1,500,000 or more, then Purchaser shall issue Shareholder that number of Shares which are required so that Shareholder's stock ownership in the Company would have a Fair Market Value of $1,500,000. In addition, if the Purchase Price is adjusted by the maximum amount such that Shareholder owns 105,998 Shares (unadjusted for any capitalization changes) and such Shares do not have a Fair Market Value of $2,400,000 then Company shall issue Shareholder that number of Shares which are required so that

Shareholder's stock ownership in the Company would have a Fair Market Value of $2,400,000. If the Purchase Price is decreased, then no Shares will be issued to Shareholder based on these valuation calculations. The value of the Purchaser shall be the value ascribed to the Purchaser in the most recent debt or equity financing transaction closed by the Purchaser prior to the end of the Calculation Period (a "Bench-Mark Transaction"). Within ninety (90) days after the end of the Calculation Period, Purchaser shall provide Shareholder with its calculation of Fair Market Value and any evidence on which such calculation is based. If no Bench-Mark Transaction has occurred prior to the expiration of the Calculation Period, then for thirty (30) days following the expiration of the Calculation Period Shareholder and Purchaser shall engage in good faith negotiations to establish a mutually agreeable Fair Market Value for the Shares. If the parties are unable to agree on the Fair Market Value of the Shares each party shall notify the other as to its final determination of Fair Market Value of the Shares, and shall submit the question of valuation to Houlihan Lukey Howard & Zukin ("HLHZ"), or its successor, for determination by appraisal. If HLHZ ceases to exist without a successor, then the appraiser shall be appointed either by mutual agreement of Shareholder and Purchaser or by submission to the Los Angeles Superior Court for appointment. Each of Purchaser and Shareholder shall bear its own expenses in presenting evidence to the appraiser. In determining the Fair Market Value of the Shares, HLHZ shall consider all opinions and relevant evidence submitted to them by the parties or otherwise obtained by them, shall not reduce the value of the Purchaser as a result of the loss of services of any person, shall not apply lack of control, minority interest or marketability discounts or other discounts in establishing valuation, and shall set forth their determination in writing together with their opinions and considerations on which the opinions are based, with a signed counterpart delivered to each party within sixty (60) days of commencing appraisal. HLHZ's fees and expenses shall be shared equally by the Purchaser and the Shareholder. However, if HLHZ's determination of Fair Market Value of the Shares is equal to or greater than Purchaser's final determination, such expenses shall be borne entirely by Shareholder, and if HLHZ's determination is equal to or less than Shareholder's final determination, such expenses shall be borne entirely by Purchaser.

        2.4. Employment Agreement. At the Closing, Purchaser shall enter into an Employment Agreement with the Shareholder, which Employment Agreement shall be in the form attached hereto as Exhibit "A" (the "Employment Agreement').


3.      Representations and Warranties

        Except as provided in the Schedules attached hereto, and except for claims, events or facts which in the aggregate do not have a Material Adverse Effect, the Shareholder represents and warrants to Purchaser as follows:

        3.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia, has all the corporate power and authority to carry on its business as now being conducted and to own or lease and operate its properties and assets. It is not licensed or qualified as a foreign corporation in any other jurisdiction and it is not required to be so licensed or so qualified. All of the officers (and their respective titles) and directors of the Company are set forth on Schedule
3.1. Each of such officers and directors has been duly elected or appointed and qualify in accordance with applicable law, the Company's Articles of Incorporation, its Bylaws, agreements, arrangements or understandings relating thereto.

        3.2. Articles of Incorporation; Bylaws; Minutes. The Company has delivered or will prior to Closing deliver to Purchaser true and complete copies of its Articles of Incorporation and Bylaws.

        3.3. Capitalization. The entire authorized capital stock of the Company consists of Five Thousand (5,000) shares of common stock, of which One Hundred (100) shares are issued and outstanding, and no shares are issued but not outstanding. The Stock has been validly issued and is fully paid and non-assessable, and has not been issued in violation of the Securities Act of 1933, as amended (the "Act"), or the applicable securities or "blue sky" laws of any jurisdiction. There are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of the Company or securities convertible or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is the Company committed to issue any such option, warrant, right or security, nor are there any outstanding stock options, stock appreciation, phantom stock, profit participation or similar rights with respect to the Company, nor is the Company committed to issue any such right, except as set forth on Schedule 3.3. Exhibit A sets forth each and every Shareholder of the Company as of the date hereof.

        3.4. Ownership of Shares. The Shareholder is the lawful record and beneficial owner of one hundred (100) shares of Stock. The Stock is free and clear of all Liens and Stock Liens. Upon delivery of the Stock hereunder, Purchaser will acquire the beneficial and legal and valid title to such Stock, free and clear of all Liens and Stock Liens. Ownership of the Stock will result in Purchaser owning, directly or indirectly, one hundred percent (100%) of any interest in the Business.

        3.5. Due Execution and Authority. The Company and the Shareholder have full capacity, power and authority to enter into this Agreement and the Employment Agreement and to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and the Employment Agreement will be when delivered at the Closing, duly executed and delivered by the Company and the Shareholder, as applicable, and this Agreement constitutes, and the Employment Agreement when executed and delivered will constitute, a valid and binding obligation of the

Company and the Shareholder, as applicable, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by limitations upon the availability of equitable remedies.

        3.6. Subsidiaries and Affiliates. The Company is not affiliated with, and does not own, directly or indirectly, any capital stock or other equity securities of any corporation or other entity or have any direct or indirect equity or ownership interest, including interests in partnerships, joint ventures or limited liability companies, in any business.

        3.7. No Violation. Schedule 3.7 sets forth all consents necessary to consummate the transactions contemplated by this Agreement consistent with the representations and warranties contained in this Section 3.7 (the "Required Consents"). Neither the execution nor delivery of this Agreement or the Employment Agreement, nor the consummation of the Transactions contemplated hereby and thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority or any provision of the operational documents of the Company; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under the organizational documents of the Company; or any agreement, contract, lease, license, instrument or other arrangement to which the Shareholder or the Company is a party or by which such Person is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Neither the Shareholder nor the Company is required to give any notice to, make any filing with or obtain any authorization, consent or approval of, any Governmental Authority in order for the parties to consummate the transactions contemplated by this Agreement or the Other Agreements.

        3.8. Financial Statements. The Company and the Shareholder have previously delivered to Purchaser the unaudited balance sheet and statement of operations as of and for the ten (10) months ended October 31, 1999 (the "Financial Statements") for Company, which Financial Statements are attached hereto as Exhibit "B". The Financial Statements have been prepared on a tax basis consistent with past practices and present fairly the financial position of Company at the date thereof and the results of its operations for the period then ended. The books of account of Company are in all material respects in accordance with sound business practices and there have been no transactions that properly should have been set forth therein that have not been accurately so set forth.

        3.9.   Absence of Certain Changes or Events. Except as set forth on
Schedule 3.9, since October 31, 1999, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company or any purchase by the Company of any shares of capital stock of the Company; (ii) any increase (other than increases in accordance with past custom and practice or in accordance with agreements in effect at October 31, 1999) in the compensation (including, without limitation, bonuses and compensatory options) payable or to become payable by the Company to any of its shareholder or directors or to any of its officers or employees who received or were entitled to receive compensation during the 10-month period ended October 31, 1999 in excess of Ten Thousand Dollars ($10,000); (iii) any payment by the Company of, or agreement by the Company to pay, any pension, retirement allowance or other employee benefit to any of its past or present shareholder, directors, officers or employees, except as required by previously existing plans, agreements or arrangements and in accordance with past custom and practice; (iv) any establishment by the Company of any additional pension, profit sharing, bonus, incentive, deferred compensation, group insurance, retirement or other employee benefit plan, or of any employment or consulting agreement in excess of Ten Thousand Dollars ($10,000) with or for the benefit of any Person; (v) any sale, assignment or transfer of any of the property, assets or business of the Company not in the ordinary course of business; (vi) cancellation of any of the claims or rights of the Company in excess of Fifty Thousand Dollars ($50,000) in the aggregate; (vii) any change or amendment to the Articles of Incorporation or Bylaws (or similar governing documents) of the Company; (viii) any discharge or satisfaction of any Lien or payment of any material obligation or Liability (fixed or contingent) by the Company not in the ordinary course of business; (ix) any mortgaging, pledging or subjecting to any Lien of any assets or properties of the Company not in the ordinary course of business; (x) any new investment of a capital nature by the Company in any Person, either by purchase of stock or securities, contribution to capital, property transfer, purchase of property or assets or otherwise, not in the ordinary course of business or not reflected in the Financial Statements;
(xi) any waiver or release of any rights by the Company not in the ordinary course of business; (xii) any new loan to, or any new transaction of any other nature with, any shareholder, director, officer or employee of the Company in excess of Ten Thousand Dollars ($10,000) in the aggregate; (xiii) any entering into any written or oral contracts not in the ordinary course of business that extend beyond the first anniversary hereof or have obligations thereunder in excess of Ten Thousand Dollars ($10,000); (xiv) any transaction whether or not covered by the foregoing not in the ordinary course of business; or (xv) any commitment by the Company to do any of the things specified in clauses (i) through (xiv) above, inclusive; or (xvi) any Material Adverse Change in the business, operations or condition (financial or other) or prospects of the Company.

        3.10. Absence of Undisclosed Liabilities. To the Knowledge of the Shareholder, the Company has no obligations or Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) other than (i) Liabilities reflected in the Financial Statements, including the notes thereto, and (ii) obligations and Liabilities which have arisen subsequent to the Financial Statements in the ordinary course of business.

        3.11. Broker's Fees. Neither the Shareholder nor the Company has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

        3.12. Assets. Except for assets and properties which are subject to Licenses, as set forth on Schedule 3.13, the Company has good and marketable title to all of the assets and properties which it purports to own as reflected on the Financial Statements, or thereafter acquired. The Company has a valid leasehold interest in all material properties of which it is the lessee including the Personal Property Leases set forth on Schedule 3.13 which constitute all of the leases (operating or capital) to which the Company is a party. Each such lease is legal, valid, binding, enforceable and in full force and effect in accordance with its terms. The Company has not received notice of any breach or default on its part with respect to such leases nor to the Shareholder's Knowledge has the Company breached any such leases. To the Knowledge of the Shareholder, there are no defaults or events or circumstances which, with the giving of notice, lapse of time, or both, would constitute a default or breach thereunder. No material portion of the assets of the Company is subject to any Lien (other than Permitted Liens) except as set forth in
Schedule 3.12. No material portion of the assets of the Company is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor nor, to the Knowledge of the Shareholder, has any such condemnation, expropriation or taking been proposed. None of the material assets of the Company are subject to any restriction which would prevent continuation of the use currently made thereof or materially adversely affect the value thereof. The Company is, and on the Closing Date will be, the rightful and lawful owner, licensee or lessee of all significant items of Personal Property used by the Company in the conduct of the Business. All of the Personal Property located at the business premises of the Company is either owned or leased by the Company and is not owned or leased by any other Person (other than the lessor thereof with respect to leased personal property).

        3.13.  Intangible Personal Property.

               3.13.(a) Schedule 3.13 sets forth (i) a complete and correct list of each copyright, copyright application, trademark, trademark application, service mark, service mark application (in any such case, whether registered or to be registered in the United States of America or elsewhere), process, invention, trade secret, trade name, computer program, formula, customer list and any other proprietary intellectual property (collectively, the "Intangible Personal Property") of the Company, and (ii) a complete and correct list of all material licenses or similar agreements ("License(s)") to which the Company is a party either as a licensee or licensor for each such item of Intangible Personal Property.

               3.13.(b) There are no pending actions or other judicial or adversary proceedings involving the Company concerning any item of Intangible Personal Property and, to the Knowledge of the Shareholder, no such action or proceeding is threatened and no claim or other demand has been made or threatened by any Person relating to any item of Intangible Personal Property, except as set forth on Schedule 3.13.

               3.13.(c) The Company has all right, title and interest in, a valid and binding License to use, or has the requisite permission and authority to use each item of Intangible Personal Property in connection with the conduct of the Business in the manner presently conducted and to convey such right and authority, and, to the Knowledge of the Shareholder, such use does not conflict with, infringe upon or violate any patent, trademark, copyright or registration of any other Person or entity, except as set forth on Schedule 3.13.

               3.13.(d) There are no outstanding or, to the Knowledge of the Shareholder, threatened disputes or disagreements with respect to any Licenses.

               3.13.(e) The conduct by the Company of the Business does not conflict with the valid patents, trademarks, trade secrets, trade names or copyrights of others.

               3.13.(f) The Company owns no patents, nor are any patent applications pending with the U.S. Patent & Trademark Office.

        3.14. Real Property. The Company does not own any Real Property, except for leasehold improvements upon the real property leased to the Company.
Schedule 3.14 lists all real property leased or subleased to or by the Company. The Shareholder or the Company has delivered to Purchaser true, complete and correct copies of all such leases and subleases of real property. Each such lease and sublease is legal, valid, binding, enforceable and in full force and effect in accordance with its terms. The Company has not received notice of any breach or default on its part with respect to such leases and subleases nor has the Company breached any such lease or sublease and, to the Knowledge of the Shareholder, there are no defaults or events or circumstances which, with the giving of notice, lapse of time, or both, would constitute a default or breach thereunder.

        3.15. Contracts. Schedule 3.15 consists of a true and complete list of all Contracts to which the Company is a party or by which it is bound except for contracts covered by Section 3.23: (A) relating to the provision of the Company's services; and (B) all other Contracts except those (i) requiring payments or receipts less than Ten Thousand Dollars ($10,000) per year, and (ii) made in the ordinary course of business or terminable by the Company on notice of thirty (30) days or less without penalty or the Company being liable for Damages. All such contracts are herein referred to as "Material Contracts." To the Knowledge of the Shareholder, all of the Material Contracts are legal, valid, binding, in full force and effect and enforceable in accordance with their terms. Neither the Company nor, to the Knowledge of the Shareholder, any other party to any Material Contract has breached any material provision of, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under the terms thereof.

        3.16. Litigation. Except as set forth on Schedule 3.16, there is no claim, action, proceeding or, to the Knowledge of the Shareholder, investigation pending against or affecting the Company before any court, arbitrator or Governmental Authority. To the Knowledge of the Shareholder, there is no claim, action, proceeding or investigation threatened against or threat which would affect the Company before or by any court, arbitrator or Governmental Authority which could have a Material Adverse Effect on the Company. There are no decrees, injunctions or orders of any court, Governmental Authority or arbitration outstanding against the Company and, with respect to any action or claim covered by insurance, the Company has complied with all requirements of any such policy which are conditions to the defense and continued defense of such claim or action.

        3.17.  Tax Matters.

               3.17.(a) The Company has duly prepared and timely filed all Returns required to be filed by it and has paid all Taxes required to be paid by it in connection with the periods covered by such Returns. Except as disclosed on Schedule 3.17, adequate provision has been made on the books and records of the Company and in the Financial Statements for all Taxes required to be paid but not yet paid or otherwise assessed or assessable against it or payable with respect to its business or assets, through the date hereof.

               3.17.(b) None of the Returns have been audited or currently is the subject of an audit. The Company has made available to Purchaser a true, complete and correct copy of the Company's most recently filed annual and other periodic Returns.

               3.17.(c) The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

               3.17.(d) To the Knowledge of the Shareholder, there are no tax liens upon the assets of the Company.

               3.17.(e) To the Knowledge of the Shareholder, there is no valid basis for any assessment, deficiency notice, 30-day letter or similar intention to assess any Tax to be issued to the Company by any Governmental Authority, except as set forth on Schedule 3.17.

               3.17.(f) The Company is not a party to any Tax allocation or sharing agreement.

               3.17.(g) The Company has not been a member of an Affiliated Group filing a consolidated United States federal income Tax Return.

        3.18. Compliance With Laws. To the Knowledge of the Shareholder, the Company has complied and is complying in all material respects with all Laws applicable to the operation of the Business in all jurisdictions where the Business is conducted or to which it is subject, including, without limitation, all applicable federal and state securities laws, communications laws, civil rights and equal opportunity employment laws and regulations, and all antitrust, anti-monopoly and fair trade practice laws, except where the failure to so comply would not have a Material Adverse Effect. Without limiting the foregoing, no notice from any Governmental Authority has been received by the Company claiming any violation of any Law or requiring any work, construction or expenditure.

To the Knowledge of the Shareholder, no Person has asserted that the Company is in violation in material respect of any such Laws.

        3.19. Government Licenses and Permits. To the Knowledge of the Shareholder, the Company is duly licensed with all Governmental Licenses and Permits required by applicable law for the purpose of conducting the Business or owning its properties or both, in each jurisdiction in which it does business or owns property or in which such Governmental Licenses and Permits are otherwise required except where the failure to be so qualified or authorized would not have a Material Adverse Effect. The Company is in compliance in all material respects with all Governmental Licenses and Permits. Schedule 3.19 sets forth a list of all such Governmental Licenses and Permits and the expiration dates thereof. There are no proceedings pending or, to the Knowledge of the Shareholder, threatened to revoke or terminate any such Governmental Licenses and Permits.

        3.20.  Environmental Matters.

               3.20.(a) The Company has obtained all Environmental Permits required for the proper management and operation of the Business and all such Environmental Permits are in good standing, and the Company is in compliance with the terms and conditions of such Environmental Permits, or if the Company has not obtained all such Environmental Permits or is not in compliance therewith, such failure(s) will not have a Material Adverse Effect;

               3.20.(b) To the Knowledge of the Shareholder, the Company is in material compliance with all Environmental Laws;

               3.20.(c) To the Knowledge of the Shareholder, the Company has not received at any time prior to the date hereof a summons, citation, notice, directive, letter or other communication, written or oral, from the EPA or any other Governmental Authority or any other party, of any potential claim or liability or violation under any Environmental Law.

        3.21. Insurance. The Company is covered by insurance policies, or renewals thereof, as identified and described in Schedule 3.21 which set forth the carrier, premium, coverage, deductible amount and expiration date. There is no liability under any insurance policy in the nature of a retroactive rate adjustment or loss sharing or similar arrangement. Schedule 3.21 is a complete and correct list of all insurance with respect to which the policy period has expired, but for which certain of the coverage years are still subject to audit or retrospective adjustment by the carrier, and accurately sets forth such coverage years and the coverages, deductible amounts, carriers and expiration dates thereof. There are no outstanding requirements of recommendations by any insurance company that issued any policy of insurance to the Company or by any Board of Fire Underwriters or other similar body exercising similar functions or by any Governmental Authority exercising similar functions that require or recommend any changes in the conduct of the business of the Company or any action to be undertaken with respect to any of their assets. No notice or other communication has been received by the Company from any insurance company within the two (2) years preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of its insurance policies and, to the Knowledge of the Shareholder, no such cancellation, amendment or increase of premiums is threatened. Any and all premiums owing with respect to the Company's insurance policies have been timely paid and coverage under such policies will be in effect at least through the Closing Date. To the Knowledge of the Shareholder, such policies are sufficient for compliance with (i) all requirements of Law and (ii) all Contracts to which the Company is a party. The Company has not been refused any insurance with respect to its assets or operations, and coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three (3) years. There are no pending or threatened claims under any insurance policy.

        3.22. Condition of Assets. The equipment, fixtures and other tangible property of the Company are free and clear of all Liens (other than Permitted Liens), and, to the Knowledge of the Shareholder, are in good operating condition and repair (ordinary wear and tear excepted) for the conduct of the Business as presently being conducted.

        3.23.  Labor and Employment Agreements.

               3.23.(a) The Company does not have any employees and therefore, is not a party to, or bound by, any (i) collective bargaining agreement, consulting agreement or employment agreement; (ii) profit sharing, deferred compensation, bonus, severance, pension, change of control, retainer, consulting, retirement, health, welfare or incentive plan; (iii) plan or agreement under which "fringe benefits" (including, without limitation, vacation plans or programs, sick leave plans or programs, dental or medical plans or programs and related or similar benefits) are afforded to employees of the Company; or informal arrangement or understanding for the payment of post-retirement benefits.

               3.23.(b) No organization effort, and no sex discrimination, racial discrimination, age discrimination or other employment-related allegation, claim, suit or proceeding, has been made or is pending with respect to the employees or agents of the Company and to the Knowledge of the Shareholder, no such effort, allegation, claim, suit or proceeding has been made, raised or brought prior to the date of this Agreement and, to the Knowledge of the Shareholder, there is no basis for any such claim.

               3.23.(c) All reasonably anticipated material obligations of the Company, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, advances, salaries, bonuses, vacation and holiday pay, sick leave and other forms of compensation payable to the employees or agents of the Company in respect of the services rendered by any of them on or prior to the date of the Financial Statements, have been paid or adequate accruals therefor have been made in the books and records of the Company and in the Financial Statements. All such material obligations in respect of services rendered on or prior to the date hereof have been paid as of the date hereof or adequate accruals therefor have been made. All accrued material obligations of the Company applicable to its employees or agents, whether arising by operation of Law, Contract, past custom or otherwise, for payments to trusts or other funds or to any Governmental Authority with respect to unemployment compensation benefits, social security benefits or any other benefits for employees, with respect to employment of said employees through the date of the Financial Statements, have been paid or adequate accruals therefor have been made on the books and records of the Company and in the Financial Statements. All such material obligations with respect to employment of employees through the date hereof, have been paid as of the date hereof or adequate accruals therefor have been made.

        3.24. Employee Benefit Plans; ERISA. The Company does not maintain or contribute to any Employee Benefit Plan.

        3.25. Business Locations. The Company does not own or lease any Real or Personal Property in any state or country other than Virginia. The Company has no executive offices or places of business except as otherwise set forth on
Schedule 3.25.

        3.26. Accounts Receivable. All accounts receivable reflected on the balance sheet as of October 31, 1999 included in the Financial Statements and all accounts receivable which have arisen since the date of such Financial Statements arose from bona fide transactions in the ordinary course of business with unaffiliated third parties and otherwise represent valid receivables. To the Knowledge of the Shareholder, no such account receivable is subject to any right of set-off.

        3.27. No Restrictions. There exist no restrictions or other impediments on the Company's ability to make future investments or acquisitions, and the Company is not subject to any agreement entitling any Person to participate in any such future investments or acquisitions of the Company.

        3.28. Computer Systems. The Company's current computer hardware, software and systems, used in the conduct of the Business are "Y2K Compliant." "Y2K Compliant" means that computer hardware, software and systems perform in a consistent manner and function accurately and without interruption or extraordinary manual intervention regardless of the date in time and regardless of the dates used in data input, whether before, on or after January 1, 2000 and whether or not the dates are affected by leap years. The Company has taken all requisite action to ensure that, in respect of the Business, the Company's products and services delivered to its customers are and shall be Y2K Compliant.

        3.29. Bank Accounts. Schedule 3.29 sets forth each and every bank account, banking arrangement and safe deposit box of the Company as of the date hereof, specifying the bank, type of account or other arrangement and the names of all persons authorized to draw thereon or to have access thereto.

        3.30. Investment. The Shareholder understands that the Shares are restricted securities and that he will not be able to transfer such Shares unless such transfer is registered under the Act, registered or qualified under applicable state blue sky laws or an exemption from registration and qualification is available. The Shareholder acknowledges that the certificates representing such Shares will bear a legend, and that the stock transfer books of Purchaser will contain a notation, to the foregoing effect. The Shareholder recognizes that Purchaser does not represent and has not represented that it will register such Shares under the Act, under state blue sky laws or comply with any requirements for exemption therefrom. As a result, the Shareholder is prepared to bear the economic risk involved in his investment in such Shares for an indefinite period of time. The Shareholder is acquiring the Shares to be issued to him hereunder for his own account for investment and not with a view towards distribution. The Shareholder shall not sell, hypothecate, transfer or otherwise dispose of such Shares unless such transaction has been registered under the Act and applicable state blue sky laws or, in the opinion of counsel for Purchaser, an exemption from registration is available. The Shareholder has adequate means of providing for his current needs and possible contingencies and has no need for liquidity of such Shares. The Shareholder's overall commitment to investments is not disproportionate to his net worth, and his investment in such Shares will not cause such overall commitment to become excessive. Prior to the execution and delivery of this Agreement, the Shareholder had the opportunity to examine and read all documents, records and books pertaining to his acquisition of such Shares including, without limitation, all of the representations and warranties of Purchaser contained herein. The Shareholder is familiar with the business, management and condition (financial and other) of Purchaser and has had the opportunity to ask questions of, and receive answers from, representatives of Purchaser concerning the business, management and condition (financial and other) of Purchaser and to obtain any additional information which the Shareholder deems necessary to make this investment decision. The Shareholder is knowledgeable and experienced in financial and business matters. The Shareholder is fully cognizant that the ownership of the Shares involves a high degree of risk. The Shareholder is able to evaluate the merits and risks of his investment in the Shares. The Shareholder is an "accredited investors" as such term is defined in the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

        3.31. No Omissions or Untrue Statements. To the Knowledge of the Shareholder, no representation or warranty made by the Shareholder to Purchaser in this Agreement, in the Schedules or in any certificate required to be delivered to Purchaser pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof and as of the Closing Date.

        3.32. Limitation on Representations and Warranties. The Shareholder shall not be deemed to have made to Purchaser any representation or warranty, other than those as expressly made by the Shareholder in Section 3 hereof. Without limiting the generality of the foregoing, and notwithstanding any other express representations and warranties made by the Shareholder, the Shareholder makes no representation or warranty to Purchaser with respect to: (i) any projections, estimates or budgets heretofore delivered to or made available to Purchaser of future revenues, expenses or expenditures or future results of operations; or (ii) any other information or documents made available to Purchaser or its counsel, accountants or advisors, except as expressly covered by representations and warranties contained in Section 3 hereof. Purchaser acknowledges that: (i) it is a sophisticated investor capable of making all investment decisions regarding acquisition of the Stock; (ii) it has conducted due diligence regarding the Company; and (iii) it has not relied on any representations or warranties regarding the Company or its Business except those set forth in Section 3 hereof.

4.      Representations and Warranties of Purchaser

        Purchaser represents, warrants to and agrees with Shareholder as follows:

        4.1. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Purchaser has the corporate power and authority to own and lease its properties and to carry on its business as now being conducted.

        4.2. Stock of Buyer. The authorized capital stock of Purchasers consists of 10,000,000 shares of common stock having a par value of $.0001 each of which 3,180,000 shares are issued and outstanding. The Shares when issued will be, validly issued, fully paid, and nonassessable.

        4.3. Due Execution and Authority. This Agreement is duly authorized, executed and delivered by Purchaser and is a valid and legally binding agreement of Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by limitations upon the availability of equitable remedies.

        4.4. No Violation. Neither the execution and delivery of this Agreement by Purchaser, nor the performance by Purchaser of its obligations hereunder, constitutes or will constitute a breach or violation of, or result in a default under, any law, rule or regulation, or any order, ruling, decree, judgment, stipulation, mortgage, indenture, loan, agreement or other agreement or instrument to which Purchaser is a party, by which it is bound or to which any of its property is subject or of the Certificate of Incorporation or Bylaws of Purchaser.

        4.5. Financial Statements. Purchaser has previously delivered to the Shareholder the unaudited, pro forma, consolidated balance sheet and statement of operations, as of and for the period ended September 30, 1999 ( the "Financial Statements") for Purchaser, which Financial Statements are attached hereto as Exhibit "C". The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis and present fairly the financial position of Purchaser at the date thereof and the results of its operations for the period then ended, subject to normal year-end adjustments and the absence of notes thereto. The books of account of Purchaser are in all material respects in accordance with sound business practices and there have been no transactions that properly should have been set forth therein in accordance with GAAP that have not been accurately so set forth.

        4.6. Absence of Undisclosed Liabilities. To the Knowledge of Purchaser, Purchaser has no obligations or Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) other than (i) Liabilities reflected in the Financial Statements, including the notes thereto, and (ii) obligations and Liabilities which have arisen subsequent to the Financial Statements in the ordinary course of business.

        4.7.   Tax Matters.

               4.7.(a) Purchaser has duly prepared and timely filed all Returns required to be filed by it and has paid all Taxes required to be paid by it in connection with the periods covered by such Returns. Except as disclosed on
Schedule 4.7, adequate provision has been made on the books and records of Purchaser and in the Financial Statements for all Taxes required to be paid but not yet paid or otherwise assessed or assessable against it or payable with respect to its business or assets, through the date hereof.

               4.7.(b) None of the Returns have been audited or currently is the subject of an audit.

               4.7.(c) Purchaser has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

               4.7.(d) To the Knowledge of Purchaser, there are no tax liens upon the assets of Purchaser.

               4.7.(e) To the Knowledge of Purchaser, there is no valid basis for any assessment, deficiency notice, 30-day letter or similar intention to assess any Tax to be issued to Purchaser by any Governmental Authority, except as set forth on Schedule 4.7.

               4.7.(f) Purchaser is not a party to any Tax allocation or sharing agreement.

        4.8. Compliance With Laws. To the Knowledge of Purchaser, Purchaser has complied and is complying in all material respects with all Laws applicable to the operation of its business in all jurisdictions where its business is conducted or to which it is subject, including, without limitation, all applicable federal and state securities laws, communications laws, civil rights and equal opportunity employment laws and regulations, and all antitrust, anti-monopoly and fair trade practice laws, except where the failure to so comply would not have a Material Adverse Effect. Without limiting the foregoing, no notice from any Governmental Authority has been received by Purchaser claiming any violation of any Law or requiring any work, construction or expenditure. To the Knowledge of Purchaser, no Person has asserted that Purchaser is in violation in material respect of any such Laws.

        4.9. Computer Systems. Purchaser's current computer hardware, software and systems, used in the conduct of its business are "Y2K Compliant." "Y2K Compliant" means that computer hardware, software and systems perform in a consistent manner and function accurately and without interruption or extraordinary manual intervention regardless of the date in time and regardless of the dates used in data input, whether before, on or after January 1, 2000 and whether or not the dates are affected by leap years. Purchaser has taken all requisite action to ensure that, in respect of its business, Purchaser's products and services delivered to its customers are and shall be Y2K Compliant.

5.      Covenants and Agreements

        5.1. Conduct of Business. The Shareholder and the Company covenant and agree that between the date hereof and the Closing Date and except as otherwise contemplated or permitted by this Agreement or as consented to by Purchaser in writing:

               5.1.(a) The business of the Company shall be conducted in the ordinary and regular course, including without limitation, the Company's ordinary conduct in the payment of expenses and liabilities.

               5.1.(b) The Company will use its Reasonable Commercial Efforts to preserve intact its business organization, the services of its present employees and the good will of its suppliers, customers and others having business relations with the Company.

               5.1.(c) The Company's material assets and material properties will be in as good condition and repair on the Closing as they are at the date hereof, subject only to ordinary wear.

               5.1.(d) The Company shall not do any of the things specified in clauses (i) through (xv), inclusive, of Section 3.9; provided, however, that the Company may hire additional employees in the ordinary course of business.

               5.1.(e) The Company will use Reasonable Commercial Efforts not to materially default under, or become materially in breach of, any term or provision of, or suffer or permit to exist any condition or event which, after notice or lapse of time or both, would constitute a material default under any contract, agreement, lease, license, commitment, instrument or obligation.

               5.1.(f) The Company shall not issue any other certificates representing shares of common stock of the Company between the date hereof and the Closing (except to issue replacement stock certificates to the Shareholder or except for transfers of the stock to Shareholder's spouse or issue directly or in trust for their benefit, and conditioned on such transferee agreeing in writing to be bound by this Agreement with respect to such transferred stock.).

        5.2. Subsequent Events. Between the date of this Agreement and the Closing Date, the Company and the Shareholder shall not directly or indirectly enter into, nor shall the Shareholder allow the Company to enter into, any transaction or take any action which would result in any of the representations and warranties of Shareholder not being materially true and correct at and as of
(i) the time immediately following the occurrence of such transaction or event, or (ii) the Closing Date. In addition, the Company and the Shareholder shall use Reasonable Commercial Efforts not to permit or suffer, by action or inaction, an event to occur which would result in any of the Shareholder's representations and warranties not being materially true and correct at and as of the times specified in clauses (i) and (ii) above. The Shareholder shall promptly give written notice to Purchaser upon becoming aware of (a) any event, fact or circumstance which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement, and (b) any fact, event or circumstance which constitutes an impending or threatened rendering of any of the representations and warranties contained in this Agreement not being true and correct as of the times specified in clauses (i) and (ii) above.

        5.3. Access by Purchaser. The Shareholder and the Company covenant that between the date hereof and the Closing Date, the Company shall afford to Purchaser and to Purchaser's counsel, accountants and other representatives full access, during normal business hours upon reasonable advance notice, throughout such period, (i) to all of the books, contracts and records of the Company shall furnish Purchaser during such period with all information concerning the Company that Purchaser may reasonably request and (ii) to the properties of the Company in order to conduct inspections at Purchaser's expense to determine that Company is operating in material compliance with all applicable federal, state and local and foreign statutes, rules and regulations, and that the Company and its assets are substantially in the condition and of the capacities represented and warranted in this Agreement. Any such investigation or inspection by Purchaser shall not be deemed a waiver of, or otherwise limit, the representations, warranties and covenants contained herein. The investigations and inspections will be conducted (i) so as not to unreasonably interfere with the conduct of the business of the Company, and (ii) using reasonable efforts to maintain the confidentiality of this Agreement and the Transactions. The parties and their employees, consultants, agents and others exposed to such information will hold any such information which is nonpublic in strict confidence. If this Agreement is terminated in accordance with its terms, each party shall promptly return all nonpublic documents provided by any other party and any copies, extracts or other reproductions in whole or in part of such documents. In addition, in the event of such termination, all documents, memoranda, notes and other writing whatsoever prepared by each party based on the information in such material shall be destroyed (and each party shall use its best efforts to cause its advisors and their representatives to similarly destroy their respective documents, memoranda and notes), and such destruction (and best efforts) shall be certified in writing to the other party by an authorized officer supervising such destruction; provided, however, that, with the exception of privileged information, at the direction of the other party, such material shall be delivered to the other party.


6.      Covenants Re:  Confidential Information; Covenants Not to Compete

        6.1.   Covenants.

               6.1.(a) The Shareholder covenants that from and after the Closing Date, he will not reveal, divulge or make known to any Person, (other than to Purchaser or Purchaser's Affiliates) any trade secrets or confidential information relating to the Business of the Company. As used herein, "Confidential Information" shall mean any and all business or financial information, financial statements, cost and expense information, employment contracts, pricing and discount information, production data, trade secrets, secret or proprietary processes and formulae, software applications, technology, marketing and customer data (including but not limited to identity of customers and customer lists), and such other information as may be supplied, delivered or disclosed, now, previously or hereafter, by the Company that has not been previously disclosed to the public and is not ascertainable from public or published information or trade sources.

               6.1.(b) The Shareholder covenants that, for so long as Purchaser, its parent, subsidiary, Affiliates or related companies or the successor(s) or assign(s) to any of them is engaged in the Business in which the Company is now engaged, the Shareholder shall not, directly or indirectly, for himself or as agent of or on behalf of or in conjunction with any person, corporation or other entity, or as partner of any partnership, or as a shareholder or member of any corporation or other entity, compete with Purchaser or the Company, or with any parent, subsidiary, Affiliate or related company of Purchaser, or with any successor of Purchaser (collectively, the "Purchaser Group"), or engage in any aspect of the Business, nor will he permit any person or entity in which he is financially interested or has assisted financially, or which he is an owner or agent, so to compete or so to engage in such Business. The applicable Business for purposes of this Section shall mean the Business presently operated and/or planned for by the Company (including any extensions thereof implemented by Purchaser). Notwithstanding the foregoing, the Shareholder may make solely passive investments in any such applicable or competing business which is publicly held and of which the Shareholder shall not own or control, directly or indirectly, in the aggregate securities which constitute more than four and nine/tenths percent (4.9%) of the voting rights or equity ownership of such publicly held business. This Section 6.1(b) shall terminate and be of no further force and effect one (1) year after the expiration of the Term of the Employment Agreement, unless Shareholder's employment with Purchaser is terminated by Purchaser without cause pursuant to Section 6.1 of the Employment Agreement in which event this Section 6.1(b) shall terminate concurrently with the effective date of the termination without cause of Shareholder's employment with Purchaser.

        6.2. Remedies. The Shareholder agrees that the remedy at law for any breach or threatened breach of the covenants set forth in this Section 6 will be inadequate and that any breach or attempted breach would cause such immediate and permanent damage as would be irreparable and the exact amount of which would be impossible to ascertain and, therefore, he agrees and consents that in the event of any breach or threatened breach of any of said covenants by him, in addition to any and all other legal and equitable remedies which may be available, Purchaser and any successor or assign may obtain preliminary or permanent injunctive relief without the necessity of proving actual damage by reason of such breach and, to the extent permissible under the applicable statutes and rules of procedure, a temporary restraining order may be granted immediately on commencement of any such suit and without notice.

        6.3. Severability. Each and every covenant, provision, term and clause contained in this Section 6 is severable from the others and each such covenant, provision, term and clause shall be valid and effective notwithstanding the invalidity or unenforceability of any other such covenant, provision, term or clause. The parties expressly agree that the court or arbitrator shall modify any such unenforceable or invalid provision in a manner that will preserve the intent of this Section 6 to the greatest extent possible.

7.      Additional Agreements

        7.1. Shareholder Guarantees. Purchaser agrees that it shall use its Reasonable Commercial Efforts to remove Shareholder from any guarantees of obligations or Indebtedness of the Company to unrelated third parties. Purchaser shall defend, indemnify and hold harmless Shareholder from and against any and all Damages of every kind, nature and description that result from or arise out of any claim upon or liability under any such guarantee.

        7.2. Cooperation; Reasonable Commercial Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use his, her or its Reasonable Commercial Efforts to take, or cause to be taken, all actions to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions contemplated by this Agreement, including providing information and using reasonable efforts necessary or appropriate to obtain waivers, consents and approvals to this Agreement and the Transactions contemplated hereby, to effect all necessary registrations and filings, and to lift any injunctions or other legal bar to the Transactions contemplated hereby (and, in each case, to proceed with the Transactions as expeditiously as possible).

        7.3. Shareholder Release of Company. The Shareholder, for himself, his heirs, estate, representatives, successors, assigns, agents and attorneys, fully and forever releases the Company and its representatives, successors, assigns, officers, directors, agents and attorneys, from any and all claims, demands, debts, obligations, liabilities, costs, expenses (including reasonable attorneys' fees), rights of action, causes of action or judgments of any kind or character whatsoever, whether known, unknown, suspected or unsuspected, arising from, resulting from or related in any manner to, his relationship with the Company, including without limitation the Company's issuance of the Stock to the Shareholder (collectively, the "Released Claims"). Notwithstanding the foregoing, the

Released Claims shall not include the Company's obligations set forth in Section
13.13 of this Agreement. The Shareholder understands and agrees that the Released Claims include all claims of every nature and kind whatsoever with respect to such Released Claims, whether known or unknown, suspected or unsuspected, and the Shareholder has read and understand, and hereby expressly waives the benefits of, Section 1542 of the Civil Code of California, which provides as follows:

               "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected is settlement with the debtor."

The Shareholder acknowledges that he may discover facts different from or in addition to those which he now knows or believes to be true with respect to the Released Claims and agrees that this release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.


8.      Closing

        8.1. Closing Date. The closing of the transactions covered by this Agreement shall occur on December 30, 1999 at the offices of Greenberg Glusker Fields Claman & Machtinger LLP, Suite 2100, 1900 Avenue of the Stars, Los Angeles, California 90067-4590 or at such other earlier or later time and place as the parties may agree (the "Closing Date").

        8.2. Shareholder' Closing Deliveries. At the Closing, Shareholder shall deliver or cause to be delivered to Purchaser:

               8.2.(a) certificates representing all the Stock, duly endorsed, or if certificates have been lost or destroyed, an Affidavit and Indemnity Agreement in form reasonably satisfactory to Purchaser.

               8.2.(b) a certificate, dated as of the Closing Date, executed by Shareholder to the effect that representations and warranties of the Shareholder contained in this Agreement are true and correct in all respects at and as of the Closing Date and that the Company and the Shareholder have complied with or performed in all material respects all terms, covenants and conditions to be complied with by the Company and the Shareholder on or prior to the Closing Date;

               8.2.(c) certificates of good standing for the Company;

               8.2.(d) evidence of existence of all Required Consents;

               8.2.(e) Employment Agreement between Purchaser and the Shareholder; and

               8.2.(f) such documents as Purchaser or its counsel may reasonable require.

        8.3. Purchaser's Closing Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Shareholder:

               8.3.(a) a certificate, dated as of the Closing Date, of the Secretary or an Assistant Secretary of Purchaser evidencing all necessary or appropriate corporate action to enable Purchaser to comply with the terms of this Agreement;

               8.3.(b) a certificate, dated as of the Closing Date, executed by the Chief Executive Officer of Purchaser to the effect that representations and warranties contained in this Agreement are true and correct in all material respects at and as of the Closing Date and that Purchaser has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by Purchaser on or prior to the Closing Date;

               8.3.(c) stock certificates for the Shares in payment of the Purchase Price provided for in Section 2.2 issued to the Shareholder;

               8.3.(d) Employment Agreement between Purchaser and the Shareholder; and

               8.3.(e) such other documents as the Shareholder or his counsel may reasonably require.



9.      Conditions to Obligations of Shareholder

        The obligation of Shareholder to consummate the Transactions is subject to the following conditions, any of which may be waived by them in their sole discretion:

        9.1. Compliance by Purchaser. Purchaser shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date.

        9.2. Accuracy of Purchaser's Representations. Purchaser's representations and warranties contained in this Agreement or any schedule, certificate or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

        9.3. Documents. All documents and instruments required hereunder to be delivered by Purchaser to Shareholder at the Closing shall be delivered in form and substance reasonably satisfactory to the Shareholder and his counsel.

        9.4. Litigation. No litigation seeking to enjoin the Transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or threatened.

        9.5. Employment Agreement. The Purchaser shall have entered into the Employment Agreement with the Shareholder.

        9.6. Transaction Tax-Free The Shareholder shall not have received a legal opinion from his counsel that this Transaction does not constitute a tax-free reorganization under the Code.


10.     Conditions to Obligations of Purchaser

        The obligation of Purchaser to consummate the Transactions is subject to the following conditions, any of which may be waived by it in its sole discretion:

        10.1. Compliance by Shareholder. Shareholder and Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Shareholder and Company prior to or on the Closing Date.

        10.2. Accuracy of Representations of Shareholder and Shareholder. The representations and warranties of Shareholder and the Shareholder contained in this Agreement or any schedule, certificate or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

        10.3. Material Adverse Change. No Material Adverse Change shall have occurred subsequent to the date hereof with respect to the Company, nor shall any event or circumstance have occurred which would result in a Material Adverse Change with respect to the Company.

        10.4. Litigation. No litigation seeking to enjoin the transactions contemplated by this Agreement, to obtain damages on account hereof shall be pending or threatened.

        10.5. Employment Agreement. The Shareholder shall have entered into the Employment Agreement with Purchaser.

        10.6. Required Consents. The Company shall have obtained the Required Consents in form and substance satisfactory to Purchaser.


11.     Termination

        11.1.  Termination Prior to Closing; General.

               11.1.(a) If the Closing has not occurred on or before December 31, 1999, either Shareholder or Purchaser may terminate this Agreement at any time thereafter by giving written notice of termination to the other; provided, however, that no party may terminate this Agreement hereunder if such party has materially breached any of the terms and conditions hereof or has not in good faith used Reasonable Commercial Efforts to effectuate the Closing.

               11.1.(b) Prior to December 31, 1999, either Shareholder or Purchaser may terminate this Agreement following the insolvency or bankruptcy of the other, or if any one or more of the conditions to Closing set forth in Articles 9 or 10 shall become incapable of fulfillment or there shall have occurred a material breach of this Agreement and either such condition or breach shall not have been waived by the party for whose benefit the condition was established or cured within ten (10) business days after notice, then either Shareholder (in the case of a condition in Article 9 or a breach by Purchaser) or Purchaser (in the case of a condition specified in Article 10 or a breach by Shareholder) may terminate this Agreement.

        11.2. Consequences of Termination. Upon termination of this Agreement pursuant to this Article 11 or any other express right of termination provided elsewhere in this Agreement, the parties shall be relieved of any further obligation to the others; provided, however, that no termination of this Agreement pursuant to this Article 11 or under any other express right of termination provided elsewhere in this Agreement shall operate to release any party from any liability to any other party incurred before the date of such termination or from any liability resulting from any material misrepresentation made in connection with this Agreement or material breach hereof.


12.     Survival of Representations; Indemnification; Escrow

        12.1. Survival. All statements contained in any certificate delivered by or on behalf of Shareholder or Purchaser pursuant to Section 8 of this Agreement shall be deemed representations, warranties and covenants by Shareholder or Purchaser, as the case may be, hereunder. All representations, warranties and covenants made by Shareholder or Purchaser in this Agreement, or pursuant hereto, shall survive the Closing, but shall terminate forty-eight (48) months from the Closing Date, except with respect to Damages constituting Tax Claims or with respect to Damages governed by Section 12.3, for which the representations, warranties and covenants shall survive for the applicable period of the statutes of limitations. Tax Claims are obligations asserted by any Governmental Authority which would constitute a breach of Section 3.18 hereof.

        12.2. Indemnification by Shareholder. The Shareholder ("Indemnitor") shall indemnify, defend and hold Purchaser ("Indemnitee") harmless from and against any and all Damages that result from or arise out of (i) the breach of any representation or warranty of the Shareholder set forth in this Agreement (including the exhibits hereto) or in any certificate, schedule, or other instrument delivered to Purchaser pursuant hereto; (ii) the breach of any of the covenants of the Shareholder contained in this Agreement; or (iii) any claims made by any employees of the Company arising out of or in connection with commitments by the Company to grant stock options to such employees.

        12.3. Time for Claims. No Indemnitee shall be entitled to indemnification pursuant to this Article 12 unless a written claim for indemnification is made upon the Indemnitor within forty-eight (48) months from the Closing Date with respect to all claims other than Damages for Tax Claims or Damages governed by Section 12.2 herein, for which such claims may be made during the applicable period of the statute of limitations.

        12.4. Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the Indemnitee shall promptly notify in writing the Indemnitor of the claim and, when known, the facts constituting the basis for such claims. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnitor shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

        12.5. Threshold. The Shareholder shall not be liable to Purchaser for any Damages (including Tax Claims) unless and until the aggregate amount of such Damages exceeds Fifty Thousand Dollars ($50,000), in which event they shall be liable for all Damages in excess of Fifty Thousand Dollars ($50,000). Notwithstanding the foregoing, the Shareholder shall be liable for all Damages without regard to any minimum amount for breaches of the representations and warranties set forth in Sections 3.3, 3.4 and 3.5 and the covenants set forth in Sections 6.1(a) and 6.1(b).

        12.6. Claims Procedure. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnitor at its sole cost and expense and with counsel reasonably satisfactory to the Indemnitee may, upon written notice to the Indemnitee, assume the defense of any such claim or legal proceeding if (a) the Indemnitor acknowledges to the Indemnitee in writing, within fifteen (15) days after receipt of notice from the Indemnitor, its obligations to indemnify the Indemnitee with respect to all elements of such claim, (b) the Indemnitor will have the financial resources to defend against such third-party claim and fulfill its indemnification obligations hereunder, (c) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, and (d) settlement or an adverse judgment of the third-party claim is not, in the good faith judgment of the Indemnitee, likely to establish a pattern or practice adverse to the continuing business interests of the Indemnitee. The Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if there are one or more legal defenses available to the Indemnitee that conflict with those available to the Indemnitor, or if the Indemnitor fails to take reasonable steps necessary to defend diligently the claim after receiving notice from the Indemnitee that it believes the Indemnitor has failed to do so, the Indemnitee may assume the defense of such claim; in such event the Indemnitee may settle such claim upon such basis as the Indemnitee deems reasonable. If the Indemnitee assumes the defense of the claim, the Indemnitor shall reimburse the Indemnitee for the reasonable fees and expenses of counsel retained by the Indemnitee and the Indemnitor shall be entitled to participate in (but not control) the defense of such claim, with its counsel at its own expense. The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder.

        12.7. Limitation on Indemnity. Except for Damages related to claims for which there is no minimum threshold provided for in Section 12.5, the Shareholder shall not be liable to Purchaser for any Damages in excess of the aggregate fair market value of the Purchase Price.


13.     Miscellaneous

        13.1. Expenses. Except as otherwise provided herein, Shareholder and Purchaser shall each pay their own expenses incident to the negotiation, preparation, and carrying out of this Agreement, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, irrespective of whether or not the Transactions contemplated hereby are consummated; provided, however that Company may reimburse Shareholder for, or directly pay, Shareholder's legal and accounting expenses incurred in this Transaction up to a maximum of Seven Thousand Five Hundred Dollars ($7,500).

        13.2. Publicity. Purchaser and Shareholder shall not issue any press release or make any other public statement, in each case, relating to, in connection with or arising out of this Agreement or the transactions contemplated hereby, without obtaining the prior approval of the other, which shall not be unreasonably withheld or delayed, except that prior approval shall not be required if, in the reasonable judgment of Purchaser, prior approval by Shareholder would prevent the timely dissemination of such release or statement in violation of applicable Federal securities laws, rules or regulations.

        13.3. Succession and Assignments; Third Party Beneficiaries. This Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other party. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. There shall be no third party beneficiaries of this Agreement.

        13.4. Notices. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be (i) personally delivered, (ii) sent by facsimile transmission, (iii) sent by the United States Postal Service, registered or certified mail, return receipt requested, or (iv) delivered by a nationally recognized express overnight courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section):


        To Purchaser:     Solutions America, Inc.
                          4215 Glencoe Avenue, 1st Floor
                          Marina Del Rey, CA 90292
                          Attn: Floyd W. Kephart, Chairman
                          Fax No.: (310) 827-1218

        With copies to:   Greenberg Glusker Fields
                          Claman & Machtinger LLP
                          1900 Avenue of the Stars, Suite 2100
                          Los Angeles, CA  90067
                          Attn: Michael V. Bales, Esq.
                          Fax No.:  (310) 553-0687

        To Shareholder    Sentinel Software, Inc.
        and Company:      205 B. Keith Street
                          Warrenton, VA 20186
                          Fax No.: (540) 347-1028

        With copy to:     Lawson & Silek, P.L.C.
                          128 North Royal Avenue
                          Front Royal, Virginia 22630
                          Attention: Joseph F. Silek Jr.
                          Fax No.: (540) 635-9421



Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address, (ii) the day sent by facsimile transmission, (iii) the fifth business day following the date deposited with the United States Postal Service, or (iv) 24 hours after shipment by such courier service.

        13.5. Construction. This Agreement shall be construed and enforced in accordance with the internal laws of the State of California without giving effect to the principles of conflicts of law thereof.

        13.6. Consent to Jurisdiction; Service of Process. Each of the parties hereto, by his or its execution of this Agreement, irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the City of Los Angeles, California over any suit, action or proceeding arising out of or relating to this Agreement. Each of the parties hereto, by his or its execution of this Agreement, irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto, by his or its execution of this Agreement, agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all available appeals, shall be conclusive and binding upon it. Process may be served upon any party hereto in any suit, action, counterclaim or proceeding of the nature referred to in this Section 13.6 by mailing copies thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of such party set forth in Section 13.4 or to any other address of which such party shall have given written notice to the other parties hereto as provided in this Agreement. Each of the parties hereto, by his or its execution of this Agreement, agrees that such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action, counterclaim or proceeding, and (ii) shall to the fullest extent enforceable by law, be taken and held to be valid personal service upon and personal delivery to it. Nothing in this Agreement, or any modification, waiver, or amendment hereto, shall affect the right of any party hereto to serve process in any manner permitted by law or limit the right of any party hereto to bring proceedings against any party hereto in the courts of any jurisdiction or jurisdictions.

        13.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

        13.8. No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers, and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

        13.9. Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written as to the subject matter hereof.

        13.10. Amendments; Actual Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Closing, the parties hereto may, (a) extend the time for the performance of any of the obligations or other acts or the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered by any of the other parties pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein which are for the benefit of such party. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

        13.11. Headings. The headings of the Sections of this Agreement, where employed, are for convenience only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

        13.12. Severability. Any provision of this Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions of this Agreement.

        13.13. Continuing Indemnity. Purchaser agrees that on or after the Closing Date it will not alter any indemnification rights of any Person who has a right to indemnification from the Company pursuant to the Articles of Incorporation and Bylaws of the Company in effect on the date of this Agreement. In addition, Purchaser shall be bound by all determinations made by the Board of Directors of the Company prior to the Closing relating to determinations of whether officers or directors acted in good faith subject, however, to the terms and provisions of the Articles of Incorporation and Bylaws of the Company. Purchaser shall cause the Company not to cancel D & O insurance policy or policies in existence prior to Closing (if any), or if such policies are canceled, appropriate replacement policies shall be purchased with equivalent coverage. In the event Purchaser is disposed of, sold or reorganized (regardless of the method or structure of such disposition, sale or reorganization), Purchaser shall either: (i) continue to provide the same coverage for such Persons as required hereby or (ii) require the acquiring entity with which it is dealing to assume and continue its obligations under this Section 13.13.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                                         "PURCHASER"

                                         SOLUTIONS AMERICA, INC., a Delaware
                                         corporation

                                         By: /s/ FLOYD W. KEPHART
                                             ------------------------------
                                             Floyd W. Kephart, Chairman



                                         "COMPANY"

                                         SENTINEL SOFTWARE, INC., a Virginia
                                         corporation

                                         By: /s/ MARC OVERMAN
                                             ------------------------------
                                             Marc Overman, President



                                         "SHAREHOLDER"

                                         /s/ MARC OVERMAN
                                         -----------------------------------
                                         Marc Overman

                                                                       EXHIBIT A


                              EMPLOYMENT AGREEMENT

1.     Identification

       This Employment Agreement (the "Agreement") is entered into as of December 30, 1999 by and between Solutions America, Inc., a Delaware corporation ("Company"), and Marc Overman, an individual ("Executive").

2.     Recitals

       2.1. Company is engaged in the business of providing goods and services through the Internet and e-commerce industries.

       2.2. Executive has special skills and abilities in the technology industry and was a principal and shareholder of Sentinel Software, Inc., a Virginia corporation ("Sentinel"), all of the stock of which was acquired by Company. Sentinel is engaged in the software development business.

       2.3. Company desires to employ Executive as Vice President of Internet Operations of Paycom Billing Services, Inc., a wholly-owned subsidiary of Company ("Paycom") and as President of Sentinel and Executive is willing to undertake such employment on the terms and conditions set forth in this Agreement. Therefore, Company and Executive agree as follows:

3.     Term of the Agreement

       Executive's employment under this Agreement shall be for approximately two (2) years, commencing on December 30, 1999 and continuing through December 31, 2001. (the "Term"), subject, however, to prior termination as provided in
Section 6.

4.     Employment, Duties and Covenants

       4.1. Employment. Executive shall be employed during the Term as Vice President of Internet Operations of Paycom and as President of Sentinel or in such other capacities, offices or positions with Company or any subsidiary or affiliate of Company as Company's Board of Directors (the "Board"), Chairman of the Board ("Chairman") or President may prescribe from time to time. All references to Company herein shall include its subsidiaries and affiliates, including Paycom and Sentinel.

       4.2. Duties. The powers, duties and responsibilities to be held or performed by Executive hereunder shall include, without limitation, overall supervision and management of Paycom's Internet Operations and Sentinel's management and operations and such other powers, duties and responsibilities typically held or performed by executives in the technology, internet and e-commerce industries. Executive agrees that Company, the Board, the Chairman and the President retain the sole discretion to modify, add to, or subtract from Executive's powers, duties and responsibilities at any time, provided, however, that any such modifications or additions shall be consistent with Executive's position, experience and level of compensation. Executive shall report to, and be under the direct supervision of, Company's Chairman and President, or such other person or persons as Company may direct from time to time.

       4.3. Performance of Duties. Executive shall discharge the duties described herein in a diligent and professional manner. Executive shall render services incidental to Executive's position, primarily during normal business hours primarily at Employer's place of business in Warrenton, Virginia, or at such of the Company's other locations as may be required by Company during the Term. Executive understands that Executive shall be required to travel to offices of the Company, to prospective and existing clients' locations, for business and corporate meetings and to handle other matters in the course of performing Executive's duties.

       4.4. Extent of Services.

              4.4. (a) Executive shall devote Executive's full and exclusive productive time, energy, effort, attention and ability solely to the performance of Executive's duties as set forth herein, and to the proper and efficient management and development of the business and operations of Company and Sentinel. Executive shall perform industriously and to the best of Executive's ability, experience and talents all of the duties which may be required of Executive from time to time. During the Term, as provided in this Section 4.4 and in Section 4.8, Executive shall not, directly or indirectly, render services of a business, professional or commercial nature to any other person, firm or entity, whether with or without compensation, without Company's prior written consent. Notwithstanding the foregoing, Executive may act for Executive's own account in passive-type investments, or engage in charitable activities; provided that any such activities do not interfere with the discharge of Executive's duties for Company and Sentinel.

              4.4.(b) Notwithstanding Section 4.4(a) to the contrary, Executive shall be entitled to continue to conduct his existing businesses: SolarHost, L.L.C., a webhosting service, eClicks, Inc., an internet advertising agency, and O & A, Inc., principally, a personnel leasing and lawn care business (the "Existing Businesses") so long as the conduct of the Existing Businesses does not materially conflict with or interfere with the discharge of his duties and responsibilities hereunder, which duties and responsibilities to Company shall be Executive's primary obligation.

       4.5. Company's Authority. Executive shall observe and comply at all times with the orders, directives and policies as may be issued from time to time, either orally or in writing, by Company, the Board, the Chairman or the President. Executive shall carry out and perform any and all orders, directions, and policies, consistent with Executive's position, as may be so stated by the Board, the Chairman or the President from time to time, either orally or in writing.

       4.6. Nonsolicitation of Gifts. Without Company's prior written consent in each instance, Executive shall not solicit or accept, for Executive or for the benefit of any third party or entity, any contribution, donation, gift, discount or rebate or the like of material value or in violation of applicable law from any person, firm or entity with whom Company maintains any business relationship.

       4.7. No Personal Interest. Executive shall not have any personal interest, direct or indirect, in any supplier, vendor or client of Company, its affiliates or subsidiaries, including Paycom or Sentinel or in any transaction between, any supplier, vendor or client and Company, its affiliates or subsidiaries, including Paycom or Sentinel; provided, however, that this shall not apply to Executive's ownership of the Existing Businesses.

       4.8. Competitive Activities Prohibited. During the Term, Executive shall not, directly or indirectly (unless disclosed to Company and approved by Company in its sole and absolute discretion):

              4.8.(a) engage in, have any interest in, or perform any services for any activity or enterprise which is competitive with or adverse to the business, activities or welfare of Company or any affiliate or subsidiary of Company, including Paycom or Sentinel, whether alone or as an agent, employee, consultant, advisor, promoter, lender, member, general or limited partner, officer, director, owner or shareholder; provided, however, that nothing in this
Section 4.8 shall prohibit Executive from owning less than 4.9% of the stock of any publicly traded company;

              4.8.(b) solicit, divert, obtain business from or attempt to solicit, divert or obtain business from any client or prospective client of Company or any affiliate or subsidiary, including Paycom or Sentinel, or anyone who was a client or prospective client of Company or any affiliate or subsidiary, including Paycom or Sentinel during the Term;

              4.8.(c) engage in any conduct or activity which would cause Company or any affiliate or subsidiary of Company, including Paycom or Sentinel or Executive to be in a position of conflict of interest or cause Company or any affiliate or subsidiary of Company, including Sentinel to be in violation of any law, regulation, policy, statement or rule of any applicable governmental authority; or

              4.8.(d) plan for or organize, or assist any other person, firm or entity in planning for or organizing, any business activity which is competitive with the business of Company or any affiliate or subsidiary of Company, including Paycom or Sentinel.

       4.9. Representations and Warranties. Executive represents and warrants that he has the right to grant Company all of the rights that are granted hereunder and that no permission, grant or consent of any person is necessary in order for Executive to grant to Company the rights hereunder and that Company's use of any information provided to Company by Executive will not violate the rights of any third party, Executive's rights or the rights of anyone claiming by or through Executive. Executive represents and warrants to Company that he has not entered into any agreements with any other party that would interfere with or be inconsistent with his covenants, representations and warranties herein.

5.     Compensation and Other Benefits

       5.1. Base Salary. As compensation for all of the services rendered by Executive during the Term, Company shall pay Executive an annual salary in the amount of One Hundred Sixty Eight Thousand Dollars ($168,000), for each year of the Term prorated for any partial period. The annual salary shall be payable in accordance with Company's regular payroll practices. Such base salary shall be paid to Executive in accordance with Company's normal payroll practices.

       5.2. Bonus. In addition to the annual base salary described in Section
5.1 above, for each of Sentinel's fiscal years during the Term (prorated for any partial period of Executive's employment) Executive shall be entitled to a bonus ("Bonus") in an amount equal to ten percent (10%) of Sentinel's net income before taxes ("Net Income") calculated in accordance with U.S. generally accepted accounting principles, on a standalone basis unconsolidated with Company, as determined by the independent public accounting firm engaged by the Company. The Bonus shall be payable no later than ten (10) days after the calculation of such Bonus amount.

       5.3. Employment Taxes. All compensation shall be subject to all normal and customary employment related withholding tax and other employment taxes as required with respect to compensation paid by a company to an employee, statutory or otherwise, including, without limitation, as applicable, state and federal income taxes, state disability insurance and FICA.

       5.4. Expenses. Company and Executive hereby acknowledge that Executive may be required to incur certain expenses in connection with Executive's employment hereunder including, but not limited to, parking, travel, entertainment and other expenses. Company shall reimburse Executive for ordinary and necessary business expenses incurred by Executive in the performance of Executive's duties hereunder in accordance with Company's policies and procedures for making such reimbursements if:

              5.4.(a) Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of Company as a business expense and not as deductible compensation to Executive; and

              5.4.(b) Executive furnishes Company with adequate records and other documentary evidence required by either federal or state statutes or regulations issued by appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of Company and not as deductible compensation to Executive.

       5.5. Vacation. Executive shall accrue a total of twenty (20) days of paid time off for each full year of the Term. If Executive's earned but unused paid time off reaches twenty (20) days, Executive will not continue to accrue additional paid time off until Executive uses enough paid time off to fall below this maximum amount. Time off shall be scheduled in Executive's discretion, subject to and taking into account the business exigencies of Company and Sentinel. Time off in excess of two (2) consecutive weeks shall be subject to the reasonable approval of the Board, the Chairman or the President.

       5.6. Other Benefits. During the Term of this Agreement, Executive shall receive such other life insurance, pension, disability insurance, health insurance, holiday and sick pay benefits which Company extends, as a matter of policy, to its executive employees and, except as otherwise provided herein, shall be entitled to participate in all deferred compensation and other incentive plans of Company on the same basis as other similarly situated executives of Company.

6.     Termination of the Agreement.

       6.1. Termination Without Cause. Notwithstanding anything in this Agreement to the contrary, Company may terminate Executive's employment without cause upon ninety (90) days' prior written notice.

       6.2. Termination For Good Cause by Company. Notwithstanding anything in this Agreement to the contrary, Company may terminate Executive's employment for Good Cause without prior notice. For purposes of this Agreement, Good Cause for termination of Executive's employment shall be deemed to exist if:

              6.2.(a) In the subjective judgment of Company, Executive breaches a material obligation under this Agreement;

              6.2.(b) Executive is convicted of or pleads guilty or nolo contendere to a misdemeanor charge involving financial misconduct or moral turpitude or any felony;

              6.2.(c) Executive misappropriates funds or property of Company; or any of its subsidiaries or affiliates, including Paycom or Sentinel;

              6.2.(d) Executive fails to comply with the reasonable oral or written orders, directives or policies of Company, the Board, the Chairman or the President;

              6.2.(e) In the subjective judgment of Company, Executive is incompetent in performing his assigned duties, neglects his duties or performs his duties in a grossly negligent or malfeasant manner; or

              6.2.(f) Executive violates Company's policies regarding unfair competition, trade secrets or confidentiality;

              6.2.(g) In the subjective judgment of Company, Executive engages in any act of sexual harassment;

              6.2.(h) Executive commits any other act or fails to take any action which an arbitrator or court of competent jurisdiction deems to constitute Good Cause for dismissal.

       6.3. Death. Executive's employment with Company shall terminate immediately in the event of Executive's death.

       6.4. Disability. Company shall have the right to immediately terminate this Agreement in the event of Executive's "Disability". For purposes of this Agreement, "Disability" shall mean that because of a physical or mental disability, Executive is unable to perform the essential functions of Executive's job, even when Company provides such reasonable accommodations as it can without incurring undue hardship, and Executive has exhausted all leave allowances available to Executive pursuant to state and federal laws. If Executive is granted a leave of absence due to Executive's physical or mental disability, Company shall have no obligation to pay Executive any salary or bonus compensation for the period of the leave of absence except as required by law or as provided for pursuant to any disability insurance plans Company may carry.

       6.5. Legal Obligations Following Termination. If this Agreement is terminated by Company as provided in Sections 6.1, 6.2, 6.3 or 6.4, Company's sole obligation shall be the following: (i) payment of Executive's base salary through and including the effective date of termination; (ii) payment of any earned Bonus not yet paid; (iii) payment of the salary equivalent of all accrued and unused vacation time; and (iv) reimbursement within thirty (30) days of Executive's termination of any ordinary and necessary business expenses previously incurred by Executive pursuant to Section 5.4.

7.     Trade Secrets; Confidentiality

       7.1. "Confidential Information". "Confidential Information" is all information, data and knowledge of a business, professional or technical nature relating to Company, Paycom, Sentinel, and/or their respective subsidiaries and affiliates; and Company's, Paycom's, Sentinel's, and/or their subsidiaries' and affiliates' business, finances, operations, properties, services and clients; information which is not generally known outside of Company, Paycom, Sentinel, or their respective subsidiaries and affiliates; and includes information known to Executive as confidential or secret or which Executive shall have reason to know or reasonably should know is confidential or secret, to the extent that such information derives potential or actual independent economic value from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from this disclosure or use and is the subject of efforts reasonable under the circumstances to maintain its secrecy, and shall include Discoveries (as defined in Section 7.5). Confidential Information may relate, for example, to trade secrets, client lists, clients' names and requirements, client businesses, client profiles, client finances, client accounts, client contracts, employees, business methods, business or marketing plans, personnel information, credit information, financial information, the names and locations of vendors and suppliers, equipment, equipment design, development, engineering, manufacturing, purchasing, accounting, selling, marketing, contractors, compositions, computer software, computer hardware, technology, research, infrastructures, products, procedures, calculations, specifications, formulae, compilations, inventions, designs, plans, databases, database structure, data, accounts, billing methods, pricing, costs, systems, internal affairs, legal affairs, security methods, creative ideas and concepts, projects, advertising, merchandising techniques and any and all information entrusted to Company, Paycom, Sentinel or their respective subsidiaries or affiliates by third parties. This information may be contained in materials ("Company Materials") such as books, records, files, notes, lists, computer programs, tapes, cd roms, hard disk and soft disk drive mechanisms, other mechanisms for electronic or digital storage of information, computer printouts, data input to computers, drawings, documents, data, reports, customer, price and supplier lists, specifications, or other miscellaneous embodiments, or may be in the nature of, or consist of, verbal communication or unwritten knowledge, techniques, formulas, processes, practices or know-how.

       7.2. Acknowledgment by Executive. Executive acknowledges that Company will be required hereunder to make Confidential Information available to Executive which has been developed at great expense and effort by Company because knowledge of such Confidential Information will be essential to the performance of Executive's duties under this Agreement. Executive recognizes that Company has expert knowledge in its field and that many of its methods, and much of its know-how is expert and unique and its customer and potential customer contracts are of substantial commercial value. Executive further acknowledges, without limiting the generality of the foregoing, that the identity, business needs, desires and peculiarities of customers and suppliers of Company constitutes valuable Confidential Information. Executive also acknowledges that prior to or during his employment with Company he may be given access to or become acquainted with Confidential Information. Executive acknowledges that such Confidential Information is a valuable, special, unique asset of Company's business.

       7.3. No Use or Disclosure. In consideration of Executive's employment by Company, Executive agrees that, unless Executive has received the prior written consent of Company in each instance, whether during the Term or after the Executive's employment with Company has terminated, Executive shall not use Confidential Information for any purpose not related to the business interests of Company, and shall not directly or indirectly disclose or communicate any Confidential Information to any person except as required to perform Executive's duties for Company. If any Confidential Information or Company Materials are sought by legal process, Executive agrees to notify Company promptly in writing and to cooperate with Company to preserve the confidentiality of such information in connection with any legal proceeding. If Executive becomes aware of any unauthorized use, disclosure or communication of Confidential Information by anyone, Executive agrees to inform Executive's supervisor immediately.

       7.4. Ownership Rite. Executive acknowledges and agrees that all Confidential Information and Company Materials, and all work product, materials and the results and proceeds of Executive's services hereunder which Executive makes or conceives, either solely or with others, during Executive's employment by Company which are applicable directly or indirectly to any phase of Company's business and that of its affiliates and subsidiaries, including Sentinel shall automatically become Company's sole and exclusive property and Company shall be the owner and author thereof. Executive further acknowledges that all such work product, materials and the results and proceeds shall constitute "works made for hire" within the meaning of the copyright laws of the United States. Executive hereby irrevocably assigns to Company, in perpetuity, all rights, title and interest of any kind or character in and to all such work product, materials and the results and proceeds including, without limitation, all copyrights and patents pertaining thereto and all renewals, extensions, subdivisions and continuations-in-interest thereof.

       7.5. Inventions. Executive shall promptly disclose in writing to Company all Confidential Information, ideas, programs, systems, devices, processes, business concepts, discoveries and inventions, whether or not patentable, which are related to Company's business or planned business or that of its affiliates and subsidiaries, including Paycom or Sentinel or are used by Company or its affiliates or subsidiaries, including Paycom or Sentinel or arise out of or in connection with the duties performed by Executive hereunder and which he conceives, makes, develops, acquires or reduces to practice, whether alone or with others during the Term and whether during or after usual working hours (collectively, "Discoveries"). Executive hereby irrevocably and perpetually transfers and assigns to Company all right, title and interest in and to all Discoveries, including any and all domestic and foreign patent rights therein and any renewals thereof. Notwithstanding the foregoing, no assignment to the Company is required for any Discoveries which were created by Executive during Executive's employment with Company for which no equipment, supplies, facilities or Confidential Information of the Company were used and which were developed entirely on Executive's own time, and (i) which do not relate either to Company's business or Company's actual or demonstrably anticipated research or development, or (ii) which do not result from any work performed by Executive for Company. THIS SECTION 7.5 DOES NOT APPLY TO ANY DISCOVERIES WHICH QUALIFY FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870.

       7.6. Further Assurances. On request of Company, Executive shall, from time to time during or after the Term, execute such further reasonable instruments (including, without limitation, applications for letters patent and assignments thereof) and do all such other reasonable and legal acts and things as may be deemed necessary or desirable by Company to protect and enforce its rights pursuant to Sections 7.4 and 7.5. Company shall pay all expenses of filing or prosecuting any patent application, copyright registration or other filings, but Executive shall cooperate in filing and prosecuting any such application, registration and filings. Executive shall not be entitled to any additional compensation for the performance of his obligations hereunder.

       7.7. No Removal or Duplication. Without Company's prior written consent in each instance, or except as expressly required by Company in connection with Executive's duties as an employee of Company, Executive shall not at any time, whether prior to or after Executive's employment with Company ends, remove, reproduce, summarize or copy any Confidential Information or Company Materials, or authorize, participate in, aid or abet such removal, reproduction, summarizing or copying. Executive shall immediately return to Company all Confidential Information and Company

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Materials, including all copies and summaries thereof, when Executive's employment by Company ends for any reason or at any time when Company may otherwise require that such Confidential Information or Company Materials be returned.

       7.8. No Solicitation. While employed by Company and for a period of two
(2) years thereafter, without the express prior written approval of the Chairman or President of Company, Executive shall not: (a) solicit or attempt to solicit any clients of Company, Paycom, Sentinel or their respective subsidiaries and affiliates, either for Executive or for any other person, firm or corporation;
(b) employ, attempt to employ, entice, encourage or solicit for employment by others, any employees of the Company, Paycom, Sentinel or their respective subsidiaries and affiliates; (c) induce or attempt to induce a consultant, independent contractor, licensee or other third party to sever their relationship with Company, Paycom, Sentinel or their respective subsidiaries or affiliates; or (d) assist any other person, firm or entity in the solicitation of any consultants, independent contractors, licensees, or employees of the Company, Sentinel or their respective subsidiaries and affiliates.

       7.9. No Employment Requiring Disclosure. Without Company's prior written approval, Executive shall not, either during or after Executive's employment by Company, accept employment with, acquire any financial interest in, or perform any services for a business or entity in which Executive's interest, duties or activities would explicitly or inherently require Executive to disclose or communicate any Confidential Information.

       7.10. Material Term. Executive acknowledges that maintaining the confidentiality of such Confidential Information is necessary to the successful conduct of the business of Company and its goodwill, and that any breach of any term of this Section 7 shall be a material breach of this Agreement.

       7.11. Indemnification. Executive agrees to indemnify and hold harmless Company, Sentinel, their respective subsidiaries, affiliates and joint ventures, and any current or former officer, director or employee of any of them, against any claim, loss, liability, damage or expense (including, without limitation, attorneys' fees) they may incur as a result of any breach by Executive of the terms of this Section 7.

       7.12. Survival of Obligation. Executive's obligation to maintain the confidentiality of Confidential Information shall survive the ending of Executive's employment by Company, and such obligation shall continue for all time, regardless of whether such Confidential Information was obtained before, during or after the Term of this Agreement. All covenants and agreements contained in this Section 7 shall survive the termination of this Agreement and Executive's employment with Company.

       7.13. Specific Performance. Without in any manner limiting the provisions of this Section 7, Executive recognizes and acknowledges that all of the Confidential Information, as it may exist from time to time, is a valuable, special and unique trade secret asset of Company. Executive agrees that the remedy at law for a breach of the covenants contained in this Section 7 is inadequate and that therefore in the event of a breach, or threatened breach by Executive of the provisions of this Section 7, Company shall be entitled to an injunction or restraining order restraining Executive from disclosing in whole or in part any Confidential Information, or from rendering any services to any person, firm, corporation, association or other entity to whom such Confidential Information, in whole or in part, may have been disclosed or is threatened to be disclosed or from breaching the covenants contained in this Section 7. Nothing herein shall be construed as prohibiting Company from pursuing any other remedies available to Company for such breach or threatened breach, including the recovery of damages from Executive. To the extent permissible by law, Executive specifically waives the necessity for Company to post bond in any injunctive or similar proceeding, and in any event, consents to the posting of the smallest bond allowed by law.

       7.14. Reasonableness of Restrictions. Executive acknowledges that his covenants contained in this Section 7 are a material part of the consideration for this Agreement, are reasonably necessary to protect legitimate interests of Company, are reasonable in scope and duration and are not unduly restrictive.

8.     Indemnification.

       Company shall indemnify Executive to the maximum extent permitted under
Section 317(a) through 317(e) of the California General Corporation Law, or any successor thereto, and shall advance any expenses incurred by Executive prior to the final disposition of the proceeding to which such indemnity relates upon receipt from Executive of a written undertaking to repay the amount so advanced if it shall be determined ultimately that Executive is not entitled to indemnity under the standards set forth in such Section 317, which undertaking shall, if so requested by Company, be secured in a manner reasonably acceptable to Company. Such indemnity obligation shall cover all claims made against Executive, whether prior to, during or after the Term, to the extent otherwise covered pursuant to Section 317(a) through 317(e) of the California General Corporation Law. Company shall use commercially reasonable efforts to obtain directors' and officers' liability insurance for the benefit of Executive.

9.     Arbitration.

       9.1. Tort and Contract Claims. Company and Executive agree that, as a condition of Executive's employment by Company, any controversy, claim or dispute arising out of or in any way relating to this Agreement or the interpretation or breach thereof, or to Executive's employment with Company or the termination therefrom, that Company may have against Executive or that Executive may have against Company or any of its subsidiaries, affiliates, parents, joint ventures or affiliated entities including Paycom or Sentinel, or against any then current or former officer, director, owner, shareholder, employee, member or agent of any of them, in their capacity as such or otherwise, including any claims of wrongful termination and breach of contract, but excluding any statutory claims of discrimination or harassment, shall be settled by final and binding arbitration.

       9.2. Harassment and Discrimination Claims. Company and Executive agree that any statutory claims of discrimination or harassment shall be settled by final and binding arbitration. EXECUTIVE ACKNOWLEDGES THAT BY INITIALING THIS SECTION EXECUTIVE HAS VOLUNTARILY ELECTED TO ARBITRATE ALL STATUTORY DISCRIMINATION AND HARASSMENT CLAIMS RATHER THAN LITIGATE THEM IN A COURT OF LAW AND THAT AGREEMENT TO ARBITRATE THOSE CLAIMS WAS NOT MADE A CONDITION OF EXECUTIVE'S EMPLOYMENT BY COMPANY.

                            ________ (INITIAL HERE)

       9.3. Claims Exempted. Notwithstanding the foregoing, this Section 9 does not apply to claims by Executive for workers' compensation benefits, claims by Executive for unemployment compensation benefits or claims by Executive based upon an employee pension or benefit plan which contains an arbitration or other dispute resolution procedure, in which case the arbitration or other dispute resolution provision of such plan shall control.

       9.4. Procedure. All arbitrable claims shall be settled by final and binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") in effect at the time the claim is made. Such arbitration shall be filed with the AAA and shall be heard on an expedited basis in Los Angeles, California. The arbitrator shall apply, as applicable, California or federal substantive law and law of remedies. Executive and Company agree that discovery may be conducted by any party pursuant to the provisions of Section 1283.05 of the California Code of Civil Procedure which are hereby incorporated into, and made a part of, this Agreement. Any arbitrator acting hereunder shall have the full power of a court of the State of California to issue and enforce subpoenas. A judgment upon any award rendered by the arbitration may be entered in any court having jurisdiction. In reaching a decision, the arbitrator shall have no authority to change, extend, modify or suspend any of the terms of this agreement. The parties agree that any arbitrator acting hereunder shall be empowered to assess any remedy including, but not limited to, injunctive orders (including temporary, preliminary and permanent relief) when appropriate. Either Executive or Company may bring an action in any court of competent jurisdiction, if necessary, to compel arbitration under this arbitration provision, to obtain preliminary relief in support of claims to be prosecuted in arbitration or to enforce an arbitration award. EXECUTIVE AND COMPANY UNDERSTAND AND ACKNOWLEDGE THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AND COMPANY ARE GIVING UP THE RIGHT TO A JURY TRIAL AND TO A TRIAL IN A COURT OF LAW.

10.    General Provisions.

       10.1. Injunctive Relief. In the event of a breach by Executive of any of his undertakings hereunder, Executive agrees that in addition to any other rights or remedy provided by law or equity, a restraining order or an injunction may issue against Executive to enforce compliance with this Agreement.

       10.2. Assignment. Neither this Agreement nor any rights or benefits hereunder shall be subject to execution, attachment or similar process and Executive may not assign, transfer, pledge or hypothecate this Agreement or any rights or benefits hereunder without the prior written consent of Company. Any such assignment, transfer, pledge or hypothecation hereof by Executive in violation of this provision shall be null, void and of no effect. Subject to the foregoing, this Agreement and all of the terms and conditions hereof shall benefit and bind Company and its successors and assigns and shall benefit and bind Executive and Executive's successors. Company's rights hereunder shall accrue to the benefit of any person, firm, or corporation which may succeed to its business by merger, purchase of stock or assets, or otherwise.

       10.3. Notices.

              10.3.(a) All notices, requests, payments, statements, demands or other communications given under this Agreement (collectively "Communications") shall be in writing. Notice shall be sufficiently given for all purposes as follows:

                     (1) PERSONAL DELIVERY. When personally delivered to the recipient. Notice is effective on delivery.

                     (2) FIRST-CLASS MAIL. When mailed first class to the last address of the recipient known to the party giving notice. Notice is effective three (3) mail delivery days after deposit in a United States Postal Service office or mailbox.

                     (3) CERTIFIED MAIL. When mailed certified mail, return receipt requested. Notice is effective on receipt, if delivery is confirmed by a return receipt.

                     (4) OVERNIGHT DELIVERY. When delivered by overnight delivery, charges prepaid or charged to the sender's account. Notice is effective on delivery, if delivery is confirmed BY THE DELIVERY SERVICE.

                     (5) TELEX OR FACSIMILE TRANSMISSION. When sent by telex or fax to the last telex or fax number of the recipient known to the party giving notice. Notice is effective on receipt, provided that (a) a duplicate copy of the notice is promptly given by first-class or certified mail or by overnight delivery, or (b) the receiving party delivers a written confirmation of receipt. Any notice given by telex or fax shall be deemed received on the next business day if it is received after 5:00 p.m. (recipient's time) or on a nonbusiness day.

              10.3.(b) Addresses for purpose of giving notice are as follows:

              If to Company:

              SolutionsAmerica, Inc.
              4215 Glencoe Avenue, 1st Floor
              Marina Del Rey, CA 90292
              Attention: Floyd W. Kephart, Chairman
              Fax: (310) 827-1218

              If to Executive:
              Sentinel Software, Inc.
              205 B Keith Street
              Warrenton, VA 20186
              Fax: (540) 347-1028

              10.3.(c) Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the party to be notified shall be deemed effective as of the first date that said notice was refused, unclaimed, or deemed undeliverable by the postal authorities, messenger, or overnight delivery service.

              10.3.(d) Either party may change its address or telex or fax number for purposes of this Section 10.3 by notifying the other party of its new address in the manner set forth in this Section 10.3

       10.4. Governing Law. This Agreement is made under and shall be construed in accordance with the laws of the State of California.

       10.5. SEVERABILITY. Nothing in this Agreement shall be construed to require the Commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provision of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable for any reason whatsoever, such illegality, invalidity, or unenforceability shall not affect the remaining terms and provisions of this Agreement, which remaining terms and provisions shall remain in full force and effect.

       10.6. Waiver. A waiver of any of the terms and conditions hereof by Company or Executive shall not constitute a waiver of any other term or condition hereof, nor shall it constitute a general waiver by the waiving party, and the waiving party shall be free to reinstate any such term or condition without notice to the other party.

       10.7. Integration. Neither of the parties hereto have made any representations, statements, warranties or other agreements other than those contained herein. This Agreement embodies the entire understanding of the parties with respect to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, or understandings, written or oral, between the parties. This Agreement may be amended or modified only by a written agreement, signed by the parties hereto.

       10.8. Headings. The Section headings used herein are for convenience only and are not a part of this Agreement.

       10.9. Survival. THE COVENANTS, REPRESENTATIONS AND WARRANTIES IN SECTIONS 4.9, 7, 8, 9 AND 10 OF THIS AGREEMENT SHALL SURVIVE AND CONTINUE AFTER THE TERMINATION OF THIS AGREEMENT FOR ANY REASON WHATSOEVER.

       10.10. Pronouns. Whenever required by the context hereof, the singular shall be deemed to include the plural and the plural to include the singular, and the masculine, feminine and neuter gender shall each be deemed to include the others.

       10.11. Counterparts. This agreement maybe executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                        "COMPANY"


                                        SOLUTIONSAMERICA, INC.


                                        By:
                                           -------------------------------------
                                               Floyd W. Kephart, Chairman


                                        "EXECUTIVE"


                                        ----------------------------------------
                                        Marc Overman

                            SENTINEL SOFTWARE, INC.

                                 BALANCE SHEET

                                OCTOBER 31, 1999

                                     ASSETS

Current Assets
Petty Cash                              $ 2,000.00
Regular Checking Account                  1,186.33
Money Market Savings                      9,045.08
Employee Advances                           750.00
                                        ----------
Total Current Assets                                     12,981.41

Property and Equipment
  Furniture and Fixtures                  2,962.47
  Equipment                               2,673.94
  Computer Equipment                     15,165.93
                                        ----------
Total Property and Equipment                              20,802.34

Other Assets
                                        ----------
Total Other Assets                                             0.00
                                                         ----------
Total Assets                                             $33,783.75
                                                         ==========

                            LIABILITIES AND CAPITAL


Current Liabilities
Income Tax Reserve (45% of NI)          $ 4,711.00
                                        ----------
Total Current Liabilities                                  4,711.00
Long-Term Liabilities
Total Long-Term Liabilities                                    0.00
                                                         ----------
Total Liabilities                                          4,711.00

Capital
  Common Stock                            1,000.00
  Retained Earnings                      10,406.56
  Net Income                             17,666.19
                                        ----------
Total Capital                                             29,072.75
                                                         ----------
Total Liabilities & Capital                              $33,783.75
                                                         ==========

                    Unaudited - For Management Purposes Only

                                  EXHIBIT "B"

                            SENTINEL SOFTWARE, INC.

                                INCOME STATEMENT

                   FOR THE TEN MONTHS ENDING OCTOBER 31, 1999

                                    Current Month                   Year to Date
Revenues
 Programming Fees                    352,916.08      63.27           352,916.08      63.27
  Delphi programming                       0.00       0.00                 0.00       0.00
  Design Fees                              0.00       0.00                 0.00       0.00
  ATN  earnings                            0.00       0.00                 0.00       0.00
  NLM Earnings                             0.00       0.00                 0.00       0.00
  PS Earnings                            217.80       0.04               217.80       0.04
  XP Earnings                            210.00       0.04               210.00       0.04
  Futurescape Earnings                     0.00       0.00                 0.00       0.00
  System Design Ads Earnings           3,360.03       0.60             3,360.03       0.60
  VM Earnings                              0.00       0.00                 0.00       0.00
  RJBT Earnings                        5,879.00       1.05             5,879.00       1.05
  Misc. 1004 Earnings                 15,203.62       2.73            15,203.62       2.73
  DMR Income                          55,958.74      10.03            55,958.74      10.03
  WideNet Earnings                   112,786.47      20.22           112,786.47      20.22
  Web800 Earnings                     10,362.72       1.86            10,362.72       1.86
  Software Sales                           0.00       0.00                 0.00       0.00
  Software License Revenue                 0.00       0.00                 0.00       0.00
  Customer Purchases (ODC)                 0.00       0.00                 0.00       0.00
  Interest Income                        940.77       0.17               940.77       0.17
  Other Income                             0.00       0.00                 0.00       0.00
  Finance Charge Income                    0.00       0.00                 0.00       0.00
  Fee Refunds                              0.00       0.00                 0.00       0.00
  Fee Discounts                            0.00       0.00                 0.00       0.00
                                    -----------     ------           ----------     ------
  Total Revenues                     557,835.23     100.00           557,835.23     100.00
                                    -----------     ------           ----------     ------
Cost of Sales
  Cost of Sales                            0.00       0.00                 0.00       0.00
  Cost of Sales-Salaries and Wa            0.00       0.00                 0.00       0.00
                                    -----------     ------           ----------     ------
  Total Cost of Sales                      0.00       0.00                 0.00       0.00
                                    -----------     ------           ----------     ------
  Gross Profit                       557,835.23     100.00           557,835.23     100.00
                                    -----------     ------           ----------     ------

Expenses
  Advertising Expense                 47,265.61       8.47            47,265.61       8.47
  Amortization Expense                     0.00       0.00                 0.00       0.00
  Auto Expenses                          687.93       0.12               687.93       0.12
  Auto Repairs                           875.00       0.16               875.00       0.16
  Auto Gas Expense                     1,269.26       0.23             1,269.26       0.23
  Bad Debt Expense                         0.00       0.00                 0.00       0.00
  Bank Charges                           445.15       0.08               445.15       0.08
  BHC Income Expenses (sale)          15,262.81       2.74            15,262.81       2.74
  Town business tax expense            1,665.54       0.30             1,665.54       0.30
  Cash Over and Short                      0.00       0.00                 0.00       0.00
  Charitable Contributions Exp           295.02       0.05               295.02       0.05
  Commissions and Fees Exp               750.00       0.13               750.00       0.13
  Contractor Labor                    22,772.56       4.08            22,772.56       4.08
  Programming Labor                   22,620.00       4.05            22,620.00       4.05
  Depreciation Expense                     0.00       0.00                 0.00       0.00
  Books and Research Materials         1,504.55       0.27             1,504.55       0.27
  Dues and Subscriptions Exp             449.98       0.08               449.98       0.08
  Domain purchase expense              2,000.00       0.36             2,000.00       0.36
  Employee Benefit Programs Exp        1,538.88       0.28             1,538.88       0.28
  Freight Expense                          0.00       0.00                 0.00       0.00



                          For Management Purposes Only

                                                                         Page: 2

                            Sentinel Software, Inc.
                                Income Statement
                   For the Ten Months Ending October 31, 1999

                                    Current Month           Year to Date
Gifts Expense                               0.00     0.00          0.00    0.00
Hardware (non-asset)                    5,930.83     1.06      5,930.83    1.06
Income Tax Expense                          0.00     0.00          0.00    0.00
Insurance Expense                       1,115.30     0.20      1,115.30    0.20
Interest Expense                            0.00     0.00          0.00    0.00
Laundry and Cleaning Exp                    0.00     0.00          0.00    0.00
Legal and Professional Expense          8,598.75     1.54      8,598.75    1.54
Licenses Expense                            0.00     0.00          0.00    0.00
Loss on NSF Checks                          0.00     0.00          0.00    0.00
Maintenance Expense                         0.00     0.00          0.00    0.00
Management fees expense               130,360.00    23.37    130,360.00   23.37
Marketing Expenses                          0.00     0.00          0.00    0.00
Meals and Entertainment Exp             4,606.51     0.83      4,606.51    0.83
Office Expense                          4,683.42     0.84      4,683.42    0.84
Other Taxes                                 0.00     0.00          0.00    0.00
Owner's compensation - medical         (1,538.88)   (0.28)    (1,538.88)  (0.28)
Owner's compensation - auto                 0.00     0.00          0.00    0.00
Owner's compensation - other            1,032.00     0.19      1,032.00    0.19
Personal Property Tax                     506.52     0.09        506.52    0.09
Payroll Tax Expense                         0.00     0.00          0.00    0.00
FUTA Expense                                0.01     0.00          0.01    0.00
SUTA Expense                                0.00     0.00          0.00    0.00
Medicare and SS Expense                     0.00     0.00          0.00    0.00
Penalties and Fines Exp                     0.00     0.00          0.00    0.00
Pension/Profit-Sharing Plan Ex              0.00     0.00          0.00    0.00
Postage Expense                           849.31     0.15        849.31    0.15
Rent or Lease Expense                   6,180.00     1.11      6,180.00    1.11
Car Lease Expense                       9,998.58     1.79      9,998.58    1.79
Referral Fee Expense                        0.00     0.00          0.00    0.00
Salaries Expense                       (1,566.55)   (0.28)    (1,566.55)  (0.28)
Software Purchase Expense               4,454.77     0.80      4,454.77    0.80
Supplies Expense                        2,962.19     0.53      2,962.19    0.53
Telephone Expense                       5,568.25     1.00      5,568.25    1.00
Pager Expense                             502.68     0.09        502.68    0.09
Cellular Phone Expense                  1,195.42     0.21      1,195.42    0.21
Training and Education Expense            235.00     0.04        235.00    0.04
Travel Expense                         14,796.97     2.65     14,796.97    2.65
Utilities Expense                           0.00     0.00          0.00    0.00
Internet Expense                        1,966.56     0.35      1,966.56    0.35
Internet Network fees                      85.80     0.02         85.80    0.02
Web contract labor                      2,147.45     0.38      2,147.45    0.38
Web Management                          2,100.00     0.38      2,100.00    0.38
Web Development                             0.00     0.00          0.00    0.00
Web Hosting Fees                       18,881.43     3.38     18,881.43    3.38
Web Content                            77,004.00    13.80     77,004.00   13.80
Web Pay Site Fees                       1,456.14     0.26      1,456.14    0.26
Web Advertisement                     116,761.25    20.93    116,761.25   20.93
Wages Expense                               0.00     0.00          0.00    0.00
Other Expense                           6,143.04     1.10      6,143.04    1.10
Purchase Disc - Expense Items               0.00     0.00          0.00    0.00
Gain/Loss on Sale of Assets                 0.00     0.00          0.00    0.00
Income Tax Reserve                     (6,250.00)   (1.12)    (6,250.00)  (1.12)
                                     -----------            -----------
Total Expenses                        540,169.04    96.83    540,169.04   96.83
                                     -----------            -----------
Net Income                           $ 17,666.19     3.17   $ 17,666.19    3.17
                                     ===========            ===========

                          For Management Purposes Only

                                                                       UNAUDITED

                            SOLUTIONS AMERICA, INC.
                             COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1999
                               (Amount in 000's)


              ASSETS
CURRENT ASSETS:
 Cash and cash equivalent                                  273
 Restricted Cash                                           824
 Accounts Receivable - less allowance
  for doubtful accounts of $80K                          1,302
 Due from Merchant banks                                 7,354
Inventory                                                  250
 Prepaid Expenses                                           60
 Due from officers                                         525
 Receivable from affiliate                               3,719
                                                        ------
  Total current assets                                  14,308
                                                        ======
PROPERTY PLANT AND EQUIPMENT
 Property and Equipment                                    740
 Accumulated Depreciation                                 (129)
                                                        ------
  Net property plant and equipment                         611

GOODWILL                                                    42
OTHER ASSETS                                               147
                                                        ------
  TOTAL ASSETS                                          15,108
                                                        ======

        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts Payable - Clients                              6,339
 Other Accounts Payable and Accrued Expenses               509
 Accrued Payroll and Payroll Taxes                         162
 Income Tax Payable                                      1,512
 Secured Line of Credit - Amtrade                        1,000
 Reserve for Merchant Losses                             2,984
 Note Payable - short-term                                 274
                                                        ------
  Total current liabilities                             12,769

NOTE PAYABLE - LONG-TERM                                   962
                                                        ------
  Total Liabilities                                     13,732

STOCKHOLDERS' EQUITY
 Common Stock - 10,000,000 shares authorized,
  3,280,000 shares issued and outstanding                    3
 Preferred Stock - 1,000,000 shares authorized,
  0 shares issued and outstanding                           --
 Shares Held in Escrow                                    (950)
 Retained Earnings                                       2,323
                                                        ------
  Total Shareholders' Equity                             1,376
                                                        ------
  TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY            15,108
                                                        ======


                                  EXHIBIT "C"

                            SOLUTIONS AMERICA, INC.
                        COMBINED STATEMENT OF OPERATIONS
                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999
                               (Amount in 000's)


Revenues                                               7,195
Cost of Services                                       3,144
                                                       -----
Gross Profit                                           4,051

Operating Expenses                                     1,985
                                                       -----
Net income before other (income) expense
  and provision for income taxes                       2,066
Other (Income) Expense                                    25
                                                       -----
Net income before provision for income taxes           2,041

Income taxes                                             817
                                                       -----
Net Income                                             1,224
                                                       =====

                                  SCHEDULE 3.1


                             OFFICERS AND DIRECTORS


       MARC OVERMAN, SOLE DIRECTOR AND PRESIDENT/SECRETARY OF CORPORATION

                                  SCHEDULE 3.3


                              OPTIONS AND WARRANTS


                                      NONE

                                  SCHEDULE 3.7


                                    CONSENTS


                        SOLE SHAREHOLDER - MARC OVERMAN

                                  SCHEDULE 3.9


                      ABSENCE OF CERTAIN CHANGES OR EVENTS


                                      NONE

                                 SCHEDULE 3.12


                                     ASSETS


                                      NONE

                                 SCHEDULE 3.13


                                      NONE

SCHEDULE 3.14 REAL PROPERTY


A. We lease office space at 205 B Keith Street, Warrenton, VA from Villa Park. This is a one year long, monthly lease which terminates April 30th.

SCHEDULE 3.15 CONTRACTS


We have no contracts for services.

                                 SCHEDULE 3.16


                                   LITIGATION


                                      NONE

                                 SCHEDULE 3.17


                                  TAX MATTERS


                                      NONE

SCHEDULE 3.19 GOVERNMENT LICENSES AND PERMITS


A. Town of Warrenton, Virginia Business License Account #2084, Issued 7/14/99, Expires 5/31/00

B. Sales and Use License Account #001779876-6

SCHEDULE 3.21 INSURANCE

A. Worker's Comp Policy, Insured by The Hartford, Policy #42WECIF7213, Expires 12/28/99, Premium $263.00 per year

     Coverage:
          Bodily injury by accident: $100K per accident
          Bodily injury by disease:  $500K policy limit
          Bodily injury by disease:  $100K per employee

B. Commercial Multi-Peril (Business) policy, Insured by The Hartford, Policy #42SBAGL6134, Expires 10/28/00, Deductible is $250 per occurrence, Premium is $810.00 per year (see attached exhibits)

POLICY NUMBER: 42 SBA GL6134

BUSINESS LIABILITY                           LIMITS OF COVERAGE
LIABILITY AND MEDICAL EXPENSES                    $2,000,000

MEDICAL EXPENSES - ANY ONE PERSON                 $   10,000

PERSONAL AND ADVERTISING INJURY                   $2,000,000

FIRE LEGAL LIABILITY - FIRE,
  LIGHTNING, OR EXPLOSION                         $  300,000

AGGREGATE LIMITS
  PRODUCTS - COMPLETED OPERATIONS                 EXCLUDED
  FORM SS 05 09
  GENERAL AGGREGATE                               $4,000,000

EMPLOYMENT PRACTICES LIABILITY
  COVERAGE: FORM SS 09 01

EACH CLAIM LIMIT                                  $    5,000

  DEDUCTIBLE - EACH CLAIM LIMIT
  NOT APPLICABLE

AGGREGATE LIMIT                                   $    5,000

RETROACTIVE DATE: 10/28/99

This EMPLOYMENT PRACTICES LIABILITY COVERAGE contains claims made coverage. Except as may be otherwise provided herein, specified coverages of this insurance are limited generally to liability for injuries for which claims are first made against the insured while the insurance is in force. Please read and review the insurance carefully and discuss the coverage with your Hartford Agent or Broker.

The Limits of Insurance stated in this Declarations will be reduced, and may be completely exhausted, by the payment of "defense expense" and, in such event, The Company will not be obligated to pay any further "defense expense" or sums which the insured is or may become legally obligated to pay as "damages".

BUSINESS LIABILITY OPTIONAL
  COVERAGE

HIRED/NON-HIRED AUTO LIABILITY               $2,000,000
  FORM: SS 04 38




FORM SS 00 02 11 93 T Printed in U.S.A. (NS)   PAGE 005 (CONTINUED ON NEXT PAGE)
PROCESS DATE: 09/27/99                          POLICY EXPIRATION DATE: 10/28/00

POLICY NUMBER: 42 SBA GL6134

Location(s), Building(s), Business of Named Insured and Schedule of Coverages for Premises as designated by Number below.

LOCATION: 001  BUILDING: 001

PROPERTY OPTIONAL COVERAGES APPLICABLE       LIMITS OF INSURANCE
    TO THIS LOCATION

COMPUTERS AND MEDIA COVERAGE                 $150,000
FORM SS 04 41
  DEDUCTIBLE: $250


STRETCH COVERAGES: FORM SS 04 08
  THIS FORM INCLUDES MANY
  ADDITIONAL COVERAGES AND
  EXTENSIONS OF COVERAGE. SOME
  OF THE MAJOR COVERAGES ARE:
    ACCOUNTS RECEIVABLE                      $ 25,000
    VALUABLE PAPERS AND RECORDS              $ 25,000
    EMPLOYEE DISHONESTY                      $ 10,000
    COMPUTERS AND MEDIA                      $ 10,000
    PERSONAL PROPERTY OF OTHERS              $ 10,000
    PROPERTY OFF PREMISES                    $ 15,000
    TEMPERATURE CHANGE                       $ 10,000
    FORGERY OR ALTERATION                    $ 10,000
    MONEY ORDERS AND COUNTERFEIT             $ 10,000
      PAPER CURRENCY
    BACK-UP OF SEWERS AND DRAINS             $ 25,000


FORM SS 00 02 11 93 T Printed in U.S.A. (NS)   PAGE 003 (CONTINUED ON NEXT PAGE)
PROCESS DATE: 09/27/99                         POLICY EXPIRATION DATE: 10/28/00

POLICY NUMBER: 42 SBA GL6134


PROPERTY OPTIONAL COVERAGES APPLICABLE       LIMITS OF INSURANCE
    TO ALL LOCATIONS

BUSINESS INCOME AND EXTRA EXPENSE
  COVERAGE                                   12 MONTHS ACTUAL LOSS SUSTAINED
  COVERAGE INCLUDES THE FOLLOWING
  COVERAGE EXTENSIONS:

ACTION OF CIVIL AUTHORITY:                   30 DAYS
  EXTENDED BUSINESS INCOME:                  30 CONSECUTIVE DAYS

EQUIPMENT BREAKDOWN COVERAGE
  COVERAGE FOR DIRECT PHYSICAL LOSS
  DUE TO:
    MECHANICAL BREAKDOWN,
    ARTIFICIALLY GENERATED CURRENT
    AND STEAM EXPLOSION

THIS ADDITIONAL COVERAGE INCLUDES
THE FOLLOWING EXTENSIONS
  HAZARDOUS SUBSTANCES                       $ 25,000
  CFC REFRIGERANTS                           $ 25,000


FORM SS 00 02 11 93 T Printed in U.S.A. (NS)   PAGE 004 (CONTINUED ON NEXT PAGE)
PROCESS DATE: 09/27/99                         POLICY EXPIRATION DATE: 10/28/00

                                 SCHEDULE 3.25


                               BUSINESS LOCATIONS


                               205 B KEITH STREET
                           WARRENTON, VIRGINIA 20186

SCHEDULE 3.29 BANK ACCOUNTS

A. Fauquier Bank, Money Market Account, Account #601135501, Authorized Signors Marc Overman and Carole Overman

B. Southern Financial Bank, Business Checking, Account #00365310910, Authorized Signors Marc Overman and Carole Overman